Exhibit 10.1

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is entered into effective this 29th day of August, 2013 (the “Effective Date”), by and between Fog Break, Ltd., a Texas limited partnership (“Landlord”), and Insys Therapeutics, Inc., a Delaware corporation (“Tenant”).

In consideration of the respective obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged and confessed, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Property as described herein TO HAVE AND TO HOLD the Property for the Term, all upon the terms and conditions set forth in this Lease.

ARTICLE I

DEFINITIONS

1.1     Defined Terms. In addition to other terms which are elsewhere defined in this Lease, the following terms have the meanings set forth in this section, and only such meanings, unless such meanings are expressly limited or expanded elsewhere herein:

(a)     Additional Rent: All amounts designated as additional rent under this Lease, including without limitation, the Insurance, Operating Expenses, and Taxes.

(b)     Base Rent:

Month	Per sq. foot per year	Monthly payment
Months 1 to 12	$13.25	$44,166.67*
Months 13 to 24	$13.58	$45,266.67*
Months 25 to 36	$13.92	$61,774.64
Months 37 to 48	$14.27	$63,327.88
Months 49 to 60	$14.63	$64,925.50
Months 61 to 72	$14.99	$66,523.12
Months 73 to 84	$15.37	$68,209.50
Months 85 to 96	$15.75	$69,895.88
Months 97 to 108	$16.14	$71,626.63
Months 109 to 120	$16.55	$73,446.14

*Note: For months 1 to 24 after the Rent Commencement Date, Base Rent on all square footage of Building Space above 40,000 square feet shall be abated, such that Tenant pays Base Rent based on only 40,000 square feet of Building Space, regardless of the actual square footage in the Building. Additional Rent (as defined directly above) will not be abated in any manner.

(c)     Building: That certain building located on the Property as of the Effective Date.

(d)     Building Space: Approximately 53,254 square feet of space within the Building. Landlord and Tenant agree that for all purposes of this Lease, the interior of the Building is 53,254 square feet of area exclusive of the mezzanine areas of the warehouse which areas shall not be included in the square footage calculations but shall be included in the premises or space which Tenant shall lease hereunder. Both Landlord and Tenant acknowledge they have had opportunity to measure the area of the Building. Neither Landlord nor Tenant represents to the other that 53,254 is or will be the true and actual square footage of the Building when the Work is completed, and both parties agree that the actual square footage might be more or less; however, the parties have agreed to use 53,254 as the stated square footage for the purpose of all calculations based upon square footage pursuant to this Lease, and have further agreed to not challenge the square footage during the term of the Lease.

(e)     Environmental Law or Environmental Laws: Each and every applicable federal, state, regional, county, or municipal statute, ordinance, rule, regulation, order, code, directive, or requirement, relating to the environment or hazardous or flammable substances, including without limitation the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Federal Water Pollution and Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; and any above-ground and underground storage tank laws, now or hereafter existing, together with all successor statutes, ordinances, rules, regulations, orders, directives, or requirements now or hereafter existing.

(f)     Force Majeure: Prior to the Rent Commencement Date, Tenant may extend the Rent Commencement Date by one (1) day for every two (2) days of delay incurred by Tenant in construction of the Work due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws or regulations, governmental delay, utility delay, restrictions, or any other causes of any kind whatsoever which are beyond the control of Tenant; provided that –

a.     Tenant may not extend the Rent Commencement Date by more than fourteen (14) total days (e.g., 28 days of delay would allow a 14 day extension); and

b.     Tenant must provide Landlord with written notice of any event of Force Majeure within seven (7) days after Tenant’s knowledge of such event.

(g)     Hazardous Material or Hazardous Materials: Any petroleum based products, pesticides, paints and solvents, polychlorinated biphenyl, lead, flammables, explosives, cyanides, DDT, acids, ammonium compounds and other chemical or natural products, and any substance or material defined or designated a contaminant or hazardous or toxic substance, material or waste or other similar term, by any Environmental Law.

(h)     Insurance: All insurance that Landlord purchases for the Property pursuant to this Lease. Landlord’s initial estimate of Insurance is $642.00 per month.

(i)     Operating Expenses: The Operating Expenses include all expenses related to Landlord’s Maintenance Obligations as defined herein; assessments of any property owners or similar associations affecting the Property; only those reasonable capital expenditures for capital items designed to reduce Operating Expenses (and which are commercially reasonable, as determined in Landlord’s good faith judgment, but only to the extent of Landlord’s good faith determination of the reasonable time period required to recover the cost savings applicable thereto) or which may be required after the Effective Date of this Lease by any governmental authority (amortized over the useful life of the improvement as determined by generally accepted accounting principles). The term “Operating Expense” shall not include principal and interest payments on mortgages; payments under ground leases, depreciation or improvements which IRS requires to be depreciated; expenses of repairing damage of the type normally covered by fire, vandalism, flood, and commercial liability insurance; any expense paid or reimbursed from insurance proceeds; costs of repairing damage for which Landlord is entitled to reimbursement from others; remodeling or repossession costs for or caused by existing lessees; leasing commissions; expenses of marketing the Building; legal fees; structural repairs to roof, foundation, and walls (except for Losses for which Tenant is responsible pursuant to Section 11.1); non-arms-length payments (to affiliates of Landlord at above market cost, etc.); other capital expenditures (and/or depreciation) not listed above; rent loss insurance; employees, management and supervisory salaries, travel, and per diem expenses; Landlord’s corporate and administrative overhead; costs of complying with Environmental Laws that are specifically allocated to Landlord under Section 5.09; costs for which Landlord has been compensated by a management fee; reserves for bad debts; all costs incurred by Landlord in connection with any dispute relating to Landlord’s title to and ownership of the Building; any penalties or costs incurred by Landlord due to the negligence of Landlord, or its agents, or any third party under Landlord’s control; costs to correct original construction defects to the roof, foundation, and walls; any costs, fines and the like due to Landlord’s violation of any governmental rule or authority during the Term; costs incurred due to violation by Landlord of any of the terms and conditions of the Existing Lease.

(j)     Permitted Use: Operation of administrative and sales offices; general commercial offices; research, development, manufacturing and testing of pharmaceutical products and drugs and related therapeutic products and related uses thereto. No other use shall be permitted without Landlord’s prior written consent; provided however, Landlord shall not unreasonably withhold, condition or delay its consent and any use which is authorized under the then applicable zoning ordinances may not be rejected by Landlord [except sexually oriented businesses or abortion facilities, which are not allowed in any event].

(k)    Property: Lot 1, Block “B”, OAKMONT CENTRE, SECTION FIVE, an addition in and to the City of Round Rock, Williamson County, Texas, according to the map or plat thereof, recorded in Cabinet F, Slide(s) 139-142 of the Plat Records of Williamson County, Texas.

(l)     Rent: Base Rent, Additional Rent, and all other sums due from Tenant to Landlord under this Lease.

(m)   Rent Commencement Date: One Hundred Twenty (120) days after the Site Delivery Date, subject to Tenant’s right to extend the Rent Commencement Date by up to fourteen (14) days in an event of Force Majeure (as defined above).

(n)    Site Delivery Date: The date the Existing Tenant vacates the Property pursuant to Article IV of this Lease; but in no event later than one hundred twenty (120) days after the Effective Date.

(o)    Taxes: All real property taxes assessed against the Property, the costs and fees of challenging real property taxes, including Landlord’s margin taxes for receipts attributable to this Lease. The term “Taxes” will exclude Landlord’s federal income taxes or other taxes based on Landlord’s income or revenues. Landlord’s initial estimate of Taxes is $5,410.00 per month.

(p)    Tenant’s Property Address: 2700 Oakmont, Round Rock, Texas 78665.

(q)    Tenant’s Trade Name: Insys Therapeutics, Inc.

(r)     Term: The period of time commencing on the Effective Date and ending on the Term Expiration Date, as it may be extended in strict accordance with Exhibit “B” to this Lease.

(s)    Term Expiration Date: One hundred twenty (120) months after the Rent Commencement Date.

ARTICLE II

RENT / LETTER OF CREDIT / EXTENSION OPTION / ROFR

2.1     Rent Commencement. Rent shall accrue hereunder from the Rent Commencement Date and shall be payable at the place designated for the delivery of notices to Landlord. Tenant shall have the right (the “Allowance Offset Right”) to offset against up to fifty percent (50%) of Base Rent any portion of the Allowance owed by Landlord that is not paid by Landlord within the deadlines set forth in Section 8 of Exhibit “C” hereto. The Allowance Offset Right must be exercised by Tenant delivering written notice to Landlord specifying the event(s) justifying the offset in reasonable detail within ninety (90) days after the date that Landlord’s payment of the Allowance is due pursuant to Section 8 of Exhibit “C” hereto; failure to timely send the written notice shall result in forfeiture of the Allowance Offset Right. Except for the Allowance Offset Right, Rent is payable without demand, offset, or reduction. Except for the Allowance Offset Right, Tenant’s obligation to pay Rent is not dependent on the condition of the Property or the performance by Landlord of its obligations hereunder. Promptly upon the written request of Landlord or Tenant, each party shall each execute and deliver to the other a letter confirming the Rent Commencement Date and the Term Expiration Date.

2.2     Base Rent. Tenant shall pay Base Rent to Landlord in monthly installments in the amounts specified in Article I above. The first such monthly installment shall be due and payable on or before the Rent Commencement Date, and subsequent installments shall be due and payable on or before the first day of each succeeding calendar month during the Term. If the Term commences on a date other than the first day of a calendar month, the amount of Rent due from Tenant shall be proportionately adjusted based on that remaining portion of the calendar month during which this Lease is in effect.

2.3     Additional Rent. In addition to the Base Rent, Tenant shall pay Additional Rent to Landlord in monthly installments, which shall be due on the same day as Base Rent. Additional Rent shall include Operating Expenses, Taxes and Insurance as herein described. In no event may Landlord charge more Operating Expenses than it actually incurred. If any expenses relating to the Building, though paid in one year, relate to more than one calendar year, such expenses shall be proportionately allocated among such related calendar years for the period for which the expense is attributable.

2.4     Audit Rights. Tenant, at Tenant’s sole cost and expense, shall have the right upon fifteen (15) days’ prior written notice to Landlord (a “ Review Notice”), to be given only within one hundred twenty (120) days after Tenant receives Landlord’s determination of Tenant’s actual ultimate liability for any Additional Rent charges under this Lease for any particular year, to review Landlord’s books and records relating to such determination for such year with respect to any specific charge or charges disputed in writing by Tenant, subject to the following terms and provisions: (a) no review shall be conducted at any time that an Event of Default exists; (b) any review shall be conducted only by accountants employed by Tenant on an hourly or fixed fee basis, and not on a contingency fee basis; and (c) Tenant shall not review Landlord’s books and records relating to a specific Additional Rent Charge more than one (1) time for any year. Tenant acknowledges that Tenant’s right to review Landlord’s books and records with respect to Additional Rent for the preceding year is for the exclusive purpose of determining whether Landlord has complied with the terms of this Lease with respect to Additional Rent. Tenant shall have sixty (60) days after Tenant’s Review Notice to complete Tenant’s review of Landlord’s books and records concerning Additional Rent charges at Landlord’s accounting office. During its review, Tenant agrees to request, in writing, all pertinent documents relating to the review. If in Landlord’s possession or control, Landlord will provide such documents to Tenant within ten (10) days after Landlord’s receipt of Tenant’s written request and Tenant shall not remove such records from Landlord’s accounting office, but Tenant shall have the right to make copies of the relevant documents at Tenant’s sole cost and expense. Tenant shall deliver to Landlord a copy of the results of such review within fifteen (15) days after receipt by Tenant. The nature and content of any review are strictly confidential. Tenant shall not disclose the confidential information obtained from the review to any other person or entity, except to Tenant’s accountants, consultants, and attorneys or as required by court order. In the event Tenant’s review shall disclose that Landlord has overstated Tenant’s actual liability for Additional Rent charges under this Lease for such year by three percent (3%) or more and Tenant has paid such overstated amounts, then Landlord shall promptly pay for the reasonable costs of the review, not to exceed $7,500.00, and shall credit the amount of overpayment against the Rent next due from Tenant (or return the overpayment to Tenant if discovered after the expiration or termination of the Term).

2.5     Delinquent Rent. If any payment of Rent is not received by Landlord within five (5) business days after such payment is due and payable, Tenant will pay Landlord a late charge equal to five percent (5%) of the payment due.  In addition, Tenant will pay Landlord $50 for each check that is tendered as payment for Rent and returned by the institution on which it is drawn for any reason.

2.6     Letter of Credit. Tenant shall tender to Landlord a Letter of Credit in accordance with the terms set forth in Exhibit “A” to this Lease. The Letter of Credit shall not be construed as a security deposit but shall be subject to the terms provided herein.

2.7     Extension Option. Tenant shall have the right to extend the Term of this Lease in accordance with the terms set forth in Exhibit “B” to this Lease.

2.8     Right of First Refusal. Landlord hereby grants to Tenant a right of first refusal (“ROFR”) to purchase or lease the Property under the following terms and conditions:

(a)     The “ROFR Term” shall commence on the Effective Date, and shall automatically expire on the earlier of (i) six (6) months prior to the expiration of the Term as may be extended hereunder; (ii) termination of this Lease; (iii) Landlord’s sale or lease of the Property after sending Tenant a ROFR Notice in accordance with this Lease (and Tenant not exercising its ROFR in accordance with this Lease); or (iv) Tenant exercising its ROFR rights and then subsequently terminating the purchase or lease contract, failing to execute the purchase or lease contract, or failing to close its purchase or lease at no fault of Landlord. The ROFR shall not apply during any period of an uncured Event of Default under this Lease.

(b)     In the event Landlord receives a bona fide offer from an unaffiliated third party for the purchase the Property, or ground lease the Property for a term longer than the Term, Landlord shall give Tenant written notice (“ROFR Notice”) of such offer. The ROFR Notice shall include, at a minimum, the proposed price, the terms of payment, whether for cash or credit, and if on credit the proposed term and interest rate, as well as any and all other consideration being received or paid in connection with such proposed transaction, feasibility period allowed, the earnest money required, closing date, title and survey matters, and any and all other material terms, conditions, and details of the offer. The ROFR Notice shall also be accompanied by a true and correct copy of the agreement of sale, ground lease or letter of intent describing the transaction.

(c)     Upon receipt of the ROFR Notice with respect to such offer, Tenant shall have the right and option, exercisable by written notice to Landlord at any time during a period of five (5) business days after the date of said ROFR Notice, to elect to purchase or lease the Property on the same terms and conditions as set out in the ROFR Notice. If Tenant does not deliver written notice of its election to purchase or lease the Property to Landlord within the five (5) business day period, Tenant shall be deemed conclusively to have elected not to exercise the ROFR, thereby allowing Landlord to sell or lease the Property free of any right of Tenant hereunder in substantial accordance with the terms of the ROFR Notice. For purposes of this Section 2.8, a sale will be in “substantial accordance with the terms of the ROFR Notice” if such sale is a bona fide third party sale without any material change in the terms and conditions from those set forth in the ROFR Notice (without limiting the generality of the foregoing, a deviation of a deadline by up to ten (10) days, or a monetary term by up to one percent (1%), shall conclusively be deemed not “material” for purposes of this sentence).

(d)     In the event that Tenant fails to exercise any of its rights as strictly set forth herein and Landlord closes or is imminent in closing the sale or lease to a bona fide arm’s length purchaser or lessee as provided above, Tenant shall, within five (5) business days of a written request from Landlord, deliver to Landlord any reasonable document required by Landlord or a title insurance company to verify termination of the ROFR.

(e)     In the event that Landlord fails to close the sale of the Property to the prospective purchaser in substantial accordance with the terms of the ROFR Notice, then this ROFR shall be reinstated on the terms set forth in this Section 2.8.

(f)     The ROFR rights are expressly made and accepted subject to any and all validly existing encumbrances, conditions, restrictions, and governmental regulations relating to the Property; provided however, this provision shall not preclude any right to object to title or survey matters under the contract for the sale of the Property.

(g)     Landlord and Tenant shall promptly execute a memorandum of this Lease, in recordable form, describing Tenant’s ROFR rights.

ARTICLE III

LANDLORD’S AND TENANT’S LIMITED WARRANTIES; AS-IS; DISCLAIMERS

3.1     Landlord’s Warranties. Landlord hereby makes the following limited warranties in connection with this Lease, which are Landlord’s sole warranties in connection with this Lease:

(a)     Ownership. Landlord owns fee title to the Property, subject to the Existing Lease (defined in Article IV below) and all encumbrances of record that apply to the Property. Landlord has the right under the Existing Lease to terminate such lease upon sending 90 days’ written notice of termination to the Existing Tenant; provided that Landlord may not exercise the termination right so as to cause the Existing Tenant to vacate the Property during the period from December 1 through January 31 (such move out date would be extended to February 1).

(b)     Authority. The person signing this Lease on behalf of Landlord is fully authorized to execute this Lease and bind Landlord to the terms of this Lease.

(c)     ADA and Compliance. To Landlord’s current, actual knowledge, without investigation, the Building and Property are in compliance with the Americans with Disabilities Act of January 26, 2002, the Texas Architectural Barriers Act and the Texas Accessibility Standards, and Landlord has not received any written notice alleging noncompliance with such laws.

(d)     Environmental. Landlord has not received any written notice alleging violation of any Environmental Law on the Property.

(e)     Roof Warranty. Landlord has provided Tenant with a document dated July 1, 2008 from B & C Exteriors to Fog Break Enterprises relating to the roof on the Building. Landlord makes no representations as to whether such document establishes a roof warranty, or whether any roof warranty is in place; provided, however, that Landlord represents that Landlord has not received any written notice from B & C Exteriors denying the existence of a roof warranty on the Building.

3.2     Tenant’s Warranties. Tenant hereby makes the following warranties in connection with this Lease:

(a)     Authority. The person signing this Lease on behalf of Tenant is fully authorized to execute this Lease and bind Tenant to the terms of this Lease.

3.3     As-Is; No Warranties; Disclaimers. Except as required under Section 6.1(c), as a material part of the consideration for this Lease, Landlord and Tenant agree that Tenant is leasing the Property “AS-IS” with any and all latent and patent defects and that there is NO WARRANTY by Landlord that the Property is fit for a particular purpose.  Tenant acknowledges that it is not relying upon the accuracy or completeness of any representation, brochure, rendering, promise, statement, or other assertion or information with respect to the Property made or furnished by or on behalf of, or otherwise attributed to, Landlord or any of its agents, employees, or representatives, any and all such reliance being hereby expressly and unequivocally disclaimed, but is relying solely and exclusively upon its own experience and its independent judgment, evaluation, and examination of the Property.  Tenant has inspected the Property to its full satisfaction. Tenant further unequivocally disclaims (i) the existence of any duty to disclose on the part of Landlord or any of its agents, employees, or representatives and (ii) any reliance by Tenant on the silence or any alleged non-disclosure of Landlord or any of its agents, employees, or representatives.  Tenant takes the Property under the express understanding that there are NO EXPRESS OR IMPLIED WARRANTIES (except for the limited warranties contained in Section 3.1 above and 6.1(c)). Tenant expressly warrants and represents that no promise or agreement which is not herein expressed has been made to it and HEREBY DISCLAIMS ANY RELIANCE upon any such alleged promise or agreement.  This Lease constitutes the entire agreement between the parties.  This provision was freely negotiated and played an important part in the bargaining process for this Lease.  Except for Landlord’s representations set forth in Section 3.1, Tenant has agreed to disclaim reliance on Landlord and to accept the Property “as-is” with full awareness that the Property’s prior uses or other matters could affect its condition, value, suitability, or fitness; and Tenant confirms that Tenant is hereby assuming all risk associated therewith. Tenant acknowledges that it has sought and has relied upon the advice of its own legal counsel concerning this provision.  Provisions of this paragraph shall survive termination or expiration of this Lease.

3.4     Feasibility Period. Notwithstanding anything in this Lease to the contrary, Tenant shall have a “Feasibility Period” until 3:00 p.m. CST on Wednesday, August 28, 2013, in which to investigate and inspect the Property to determine whether or not the Property is suitable for Tenant’s intended use, and Landlord agrees to cooperate with Tenant (at no material cost to Landlord) in connection with the investigation and inspection. Among the factors to be considered by Tenant are the zoning and other restrictions on the use of the Property, the condition of soils and improvements, the extent and type of governmental approvals necessary and/or restrictions applicable to the use the Property, the availability and costs of utilities, the condition of the Building, the location and suitability of the configuration of the Property for Tenant’s use, drainage, environmental conditions, and the economic feasibility of the Property as well as any other matters that may affect Tenant’s use and/or enjoyment of the Property. Tenant and Tenant’s agents shall have the right of reasonable access to the Property during the Feasibility Period (upon reasonable advance notice to Landlord) for the purpose of conducting its investigations and inspections, and shall have the right to conduct tests and obtain soil and core samples; provided, however, that Tenant shall not materially interfere with the business operations of the Existing Tenant. In the event Tenant in Tenant’s sole discretion determines the Property is not suitable for Tenant’s intended use, Tenant shall the right to terminate this Lease under this Section 3.4 by delivering written notice of its election to terminate this Lease to Landlord prior to the expiration of the Feasibility Period, whereupon the parties shall have no further obligations hereunder, except for those provisions that expressly survive termination. Notwithstanding the notice provisions of Article XIII, before the expiration of the Feasibility Period Tenant’s termination notice must be either (i) actually received by Landlord (no deemed delivery); (ii) actually received by Landlord’s attorney, Patrick E. Hudson (no deemed delivery); or (iii) refused by either Landlord and Landlord’s attorney. The parties acknowledge that the intent of the prior sentence is to give Landlord actual notice of a termination (not constructive, imputed, or deemed notice), so that Landlord can determine if it is obligated to terminate the Existing Lease.

ARTICLE IV

EXISTING TENANT / SITE DELIVERY / OPERATING EXPENSES

4.1     Existing Tenant. As of the Effective Date, Landlord is leasing the Property to Kimmjae Distributors, Inc., a Texas corporation (“Existing Tenant”), pursuant to a written lease (the “Existing Lease”). Within ninety (90) days after the Effective Date (the “Existing Tenant Move-Out Date”), Landlord shall terminate the Existing Lease, cause the Existing Tenant to vacate the Property, and leave the Building in broom clean condition. Except during the Feasibility Period, Tenant shall not enter the Property without Landlord’s prior express approval prior to the Existing Tenant vacating the Property. In the event that the Existing Tenant has not vacated the Property by:

(a)     the Existing Tenant Move-Out Date, then on the Rent Commencement Date, Rent shall be abated by one (1) day for each day of delay between the Existing Tenant Move-Out Date and the date that the Existing Tenant vacates the Property, but not more than sixty (60) days in any event;

(b)     sixty (60) days after the Existing Tenant Move-Out Date, then Tenant shall have the right to terminate this Lease by providing written notice of termination to Landlord.

4.2     Site Delivery. Landlord shall deliver possession of the Property to Tenant on the Site Delivery Date; whereupon Tenant may enter upon and take possession of the Property (subject to Tenant providing proof of required insurance in accordance with Article X ).

4.3     Payment of Operating Expenses. Commencing on the Rent Commencement Date, as Additional Rent hereunder Tenant shall pay to Landlord the Operating Expenses for the Property. Operating Expenses shall be paid within thirty (30) days after Tenant’s receipt of a statement of Operating Expenses from Landlord, which statement from Landlord shall show the detail of and basis for the charges incurred by Landlord and not be delivered to Tenant more frequently than a quarterly basis. Operating Expenses payable hereunder for years in which the Term begins and ends shall be prorated to correspond to that portion of said year occurring within the Term. The obligations of this Section shall survive the termination or expiration of this Lease.

ARTICLE V

USE AND CARE OF PROPERTY

5.1     Tenant’s Work. Commencing on the Site Delivery Date, Tenant may commence the Work in accordance with the provisions of Exhibit “C” of this Lease.

5.2     Permitted Use; Trade Name. The Property may be used and occupied only for the Permitted Use and for no other purpose without the prior written consent of Landlord, in its sole discretion. Tenant shall operate under Tenant’s Trade Name, and no other trade name without the prior written consent of Landlord, in its reasonable discretion.

5.3     Compliance with Laws. Tenant shall, in all respects, comply with all applicable laws, orders, regulations, or ordinances promulgated by any federal, state, or local government affecting the use, occupation, safety, and cleanliness of the Property. Tenant shall procure and maintain, at its own expense, any permits, licenses, and approvals required for the transaction of business in the Property (and shall provide a copy of the same to Landlord promptly upon request). Tenant shall comply with all reasonable requirements from time to time imposed by Landlord’s fire and extended coverage insurance carriers that are directly related to Tenant’s type of business.

5.4     Duty to Notify. Commencing on the Effective Date, Landlord and Tenant shall, within ten (10) days of receipt, provide the other with a copy of any written notice it receives (a) of the violation or alleged violation of any law (including any Environmental Law) affecting the Property or Tenant’s business on the Property; or (b) challenging the legal right of ownership or possession of the Property or alleging a default by Landlord under any mortgage or under any ground lease.

5.5     Quiet Possession. Landlord hereby covenants and agrees that if no Event of Default is in effect, Tenant will, subject to the terms of this Lease, have the peaceable and quiet enjoyment and possession of the Property.

5.6     Landlord’s Right of Entry; Access Devices. Subject to Tenant’s third party and visitor access requirements (which may include sign-in sheets, visitor badges, accompaniment by Tenant’s employees in certain restricted areas), Landlord and its agents, representatives, contractors, repairmen and employees shall have the right to enter upon the Property at any reasonable time with at least twenty-four (24) hours’ prior written or verbal notice to Tenant (except that prior notice is not required in the case of (d)) for the purposes of (a) inspecting the Property; (b) confirming Tenant’s compliance with this Lease; (c) performing Landlord’s obligations set forth in Section 6.1 below; (d) enforcing Landlord’s remedies upon an Event of Default; (e) showing the Property to prospective purchasers or lenders; or (f) showing the Property to prospective lessees in the last nine (9) months of the Lease Term. Tenant shall provide Landlord and its representatives and employees (who are identified by Landlord prior to providing) with a copy of any keys or access devices needed to enter the Property and the Building and improvements therein. Landlord shall be responsible for all parties entering the Property at the request of or on behalf of Landlord. Tenant is not required to provide keys to any secured files or controlled substances.

5.7     Rules. Tenant agrees to be bound by the terms of the Rules and Regulations of the Property attached hereto and made a part hereof for all purposes as Exhibit “D”.

5.8     Continuous Operation. Tenant shall not at any time leave the Property vacant, but after initially opening for business on the Property, shall in good faith continuously through the Term of this Lease conduct the Permitted Use in the Property.

5.9     Hazardous Materials - Landlord. Landlord hereby covenants to Tenant that (a) Landlord shall not allow the release of any Hazardous Materials on, onto, or from the Property by the Existing Tenant; and (b) Landlord shall indemnify and hold Tenant, its directors, officers, stockholders, partners, joint venturers, employees, agents, attorneys, consultants, contractors and its successors and assigns, harmless from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, judgments, administrative orders, remediation requirements, enforcement actions of any kind, and all costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses), arising out of any release of Hazardous Materials or violation of Environmental Law(s) by the Existing Tenant, regardless of whether the release or violation occurred before or after the Effective Date of this Lease. This provision shall survive the expiration or termination of this Lease with respect to any claims arising pursuant to this Section.

5.10     Hazardous Materials - Tenant. Tenant hereby represents, warrants, and covenants to Landlord that:

(a)     Tenant shall not allow the release of any Hazardous Material on, onto, or from the Property that could result in a violation of any Environmental Law or in the creation of liability or obligations, including, without limitation, notification, deed recordation, or remediation, under any Environmental Law.

(b)     Tenant further agrees not to handle, use, or otherwise manage any Hazardous Material in violation of any Environmental Laws.

(c)     If Tenant is in breach of any of its agreements set forth in this section, Tenant, at its sole expense, shall take all action required, including environmental cleanup of the Property, to comply with the covenants herein or applicable legal requirements and, in any event, shall take all action deemed necessary under all applicable Environmental Laws.

(d)     Except as provide in Section 5.09 above, Tenant shall indemnify and hold Landlord, its directors, officers, stockholders, partners, joint venturers, employees, agents, attorneys, consultants, contractors and its successors and assigns, harmless from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, judgments, administrative orders, remediation requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, but not limited to, reasonable attorneys’ fees and expenses), arising out of any breach by Tenant of its obligations under this Section 5.10. This provision shall survive the expiration or termination of this Lease with respect to any claims arising pursuant to this Section.

(e)     Tenant shall promptly provide Landlord with a copy of (i) all correspondence with any governmental authority relating to the environmental condition of the Property or compliance with Environmental Laws on the Property, and (ii) reports and studies of the environmental condition of the Property prepared by or on behalf of Tenant.

(f)     At the expiration or earlier termination of this Lease, Tenant shall provide Landlord with any site closure letter, no further action letter, or any similar letter required by any Environmental Law to close out any permit or approval granted to Tenant or the Property in connection with Tenant’s operations at the Property. This provision shall survive the expiration or termination of this Lease.

5.11     Signs. Tenant may, at Tenant’s sole cost and expense, install and have the exclusive use of signage on the Property and Building as part of the Work pursuant to the provisions of Exhibit “C” of this Lease. In the event that Tenant installs a monument sign on the Property, the costs of such sign may be paid from the External Improvement Allowance; no other costs of signage may be paid from any Allowances.

5.12     Security. Any and all security features for the Property are the sole responsibility of Tenant. All property kept, stored, or maintained within the Property by Tenant shall be at Tenant’s sole risk.

5.13     Utilities. Tenant shall promptly pay all charges for utilities used by it on the Property. Landlord shall not be liable to Tenant for any interruption in utility services, except to the extent such interruption was caused by Landlord’s (a) failure to comply with Landlord’s express obligations under this Lease; or (b) gross negligence or intentional misconduct.

5.14     Mechanics’ and Materialmen’s Liens. If any mechanics’ or materialmen’s liens shall at any time be filed against the Property, or any part thereof by reason of any work, labor, services, materials, or equipment furnished to or for Tenant, Tenant, within fifteen (15) days after notice of the filing thereof shall cause the same to be discharged of record; provided, however, Tenant shall be entitled upon written notice to Landlord to contest in good faith and with due diligence, any such liens, provided the same have been properly bonded pursuant to the relevant provisions of applicable law. Nothing herein shall be deemed or construed in any way as constituting the consent or the request of Landlord express or implied, to any contractor, subcontractor, laborer or materialmen for the performance of any labor or the furnishing of any materials for any improvement, alteration or repair of the Property or any part thereof, nor as giving the Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any lien against the Property or any part thereof.

ARTICLE VI

MAINTENANCE, SERVICES AND REPAIR OF PROPERTY

6.1     Landlord’s Maintenance Obligations. Landlord, as it sole and complete maintenance obligations under this Lease, shall maintain the Property as follows (collectively “Landlord’s Maintenance Obligations”):

(a)     Building Structure. Landlord shall maintain and repair in working order the exterior and support walls, the foundation and floor slabs, roof, roof structure, flashings, gutters, downspouts, load bearing and structural elements of the Building. Any capital improvements, additions, replacements or upgrades to the exterior and support walls, the foundation and floor slabs and roof of the Building shall not be Operating Expenses and shall be Landlord’s responsibility.

(b)     Utility Lines. Landlord shall maintain and repair in good working order those utility pipes and lines located on the exterior of the Property to the point of entry into the Building (and those located in the floor slab).

(c)     HVAC. The maintenance obligations under this Section 6.1(c) shall be performed at Landlord’s sole cost and expense, and are not Operating Expenses. Within sixty (60) days after the Site Delivery Date, Landlord shall cause to be completed those HVAC repairs described in a certain one-page proposal from Cool Services, Inc. dated August 6, 2013, which proposal has been reviewed by Landlord and Tenant. For a period of one (1) year after the Rent Commencement Date, Landlord shall maintain and repair in good working order the heating, ventilation, and air conditioning equipment serving the Building.

(d)     Parking Areas. Landlord shall maintain and periodically resurface and restripe the parking and drive areas on the Property.

Except as expressly provided in this Section 6.1, and Article XII (Casualty Loss), and Article XIII (Eminent Domain), Landlord will have no obligation to maintain or repair any portion of the Property.

Except as expressly provided in Article XII (Casualty Loss) and Article XIII (Eminent Domain), Landlord will have no obligation to maintain or repair the Work, Trade Fixtures, or any Alterations.

Tenant shall provide Landlord with written notice of any maintenance or repair requests (that are part of Landlord’s Maintenance Obligations), whereupon Landlord shall have a reasonable amount of time to commence the maintenance or repair (not to exceed 24 hours in an emergency posing imminent danger to the health or safety of occupants of the Building [in such instance oral notice will be sufficient]; and not to exceed two (2) business days for a HVAC repair (during the first 12 months for which Landlord is responsible) or utility interruption [in such instances oral notice will be sufficient]). Landlord shall not be responsible for delays in performing emergency, HVAC, or utility repairs when Landlord to the extent that Landlord is prevented from entering the relevant portions of the Property by Tenant (i.e. – because of Tenant’s visitor access requirements) so long as Landlord gives Tenant prompt notice that Landlord is being delayed. Once completion of maintenance of repair is commenced, Landlord shall diligently pursue completion thereof. Landlord’s Maintenance Obligations may be performed by Landlord and its agents, representatives, contractors, repairmen and employees. The costs of performing Landlord’s Maintenance Obligations (except those in Section 6.1(c)) shall constitute “Operating Expenses” as defined and limited in Article I. In the event Landlord fails to make such repair or maintenance after a second written notice to Landlord, and a reasonable amount of time has lapsed, Tenant may, but shall not be obligated to perform such repair or provide such maintenance.

6.2     Tenant’s Maintenance Obligations. Except for Landlord’s Maintenance Obligations (as defined in Section 6.1), Tenant shall maintain and repair in working order the entirety of the Property at Tenant’s sole cost and expense, including without limitation, Work, Alterations, sprinkler and fire suppression systems, parking areas, sidewalks, access areas, landscaping, utility lines, signage, storefronts, plate glass windows, doors, door closure devices, window and door frames, moldings, locks and hardware, electric bulbs, tubes and tube castings. Tenant shall be responsible for its janitorial services, landscaping, pest control, and trash removal.

Subject to Landlord’s one (1) year obligation to maintain the HVAC Equipment pursuant to the preceding Section, maintenance of the HVAC Equipment shall be Tenant’s sole responsibility throughout the Term. Promptly upon expiration of Landlord’s one (1) year obligation to maintain the HVAC Equipment, Tenant shall enter into a maintenance contract for the HVAC Equipment, which shall include regular replacement of air filters (at intervals not to exceed ninety (90) days), and shall provide a copy of the maintenance contract to Landlord within five (5) days of written request.

Should Tenant fail to repair or maintain any item and, as a result of Tenant’s failure, damage occurs within the Property or Building, then Tenant shall make all repairs necessary to repair such damage.  If any repairs required to be made by Tenant hereunder are not made (or commenced for those repairs requiring additional time to make) within ten (10) days after written notice delivered to Tenant by Landlord and such repairs can reasonably be made within such 10 day period or in the case of those repairs requiring additional time, Tenant has failed to diligently prosecute the repair after such 10 days, Landlord may, at its option, make such repairs without liability to Tenant for any loss or damage which may result to its business, or the business of its subtenants, by reason of such repairs, and Tenant shall pay to Landlord immediately upon demand as Additional Rent hereunder the cost of such repairs plus fifteen percent (15%) of the amount thereof and failure to timely do so shall constitute an Event of Default.

ARTICLE VII

ALTERATIONS

7.1     Alterations. Except for the Work performed in accordance with the provisions of Exhibit “C” of this Lease, Tenant shall not make any alterations, additions, or improvements to the Property or Building (collectively “Alterations”) without the prior written consent of Landlord, which shall not be unreasonably withheld. The term “Alterations” shall exclude nonstructural alterations, additions, or improvements with an aggregate cost of less than $25,000.00 that do not materially affect Landlord’s Maintenance Obligations. It shall be reasonable for Landlord to withhold consent to a proposed Alteration if the proposed Alteration would (i) be structural or affect the structural integrity of the Building; (ii) materially and negatively impair the value of the Property; or (iii) materially increase Landlord’s Maintenance Obligations. Notwithstanding the foregoing, if Tenant makes any Alterations in violation of this Lease, Landlord may require Tenant to restore the portion of the Building or Property affected by such Alterations to the condition that existed prior to the Alteration.

7.2     Tenant’s Construction Work. In no event shall any Alterations be commenced within the Property without Landlord’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed) of plans and specifications for the Alterations. Whenever Tenant proposes any Alterations within the Property, it shall first furnish to Landlord plans and specifications in such detail as Landlord may request covering all such Alterations. Landlord may require the following from Tenant: (i) reasonable modifications to Tenant’s proposed plans and specifications; (ii) copies of governmental permits and certificates for the Alterations; (iii) certificates of insurance from Tenant and its contractors and subcontractors with coverages satisfactory to Landlord; and (iv) such other reasonable material as Landlord may require. All fixtures installed by Tenant shall be new. All Alterations shall be performed in a good and workmanlike manner, in compliance with all governmental requirements and Environmental Laws. All costs of such Alterations shall be paid promptly so as to prevent the assertion of any liens for labor or materials. TENANT SHALL INDEMNIFY LANDLORD AND HOLD IT HARMLESS against any loss, liability or damage resulting from Alterations or liens filed in connection therewith, and Tenant shall, if requested by Landlord, furnish bond or other security satisfactory to Landlord against any such loss, liability, or damage.

7.3     Roof Penetrations. If necessary to preserve any existing roof warranty on the roof covering the Building, Tenant shall use the contractor who installed the roof to make any penetrations in the roof, and Tenant shall promptly pay such contractor the costs of making such penetrations. Tenant may not penetrate any part of the roof on the Building in manner that invalidates a warranty on such roof (if any).

ARTICLE VIII

LANDLORD’S AND TENANT’S PROPERTY

8.1     Landlord’s Property. All fixtures, machinery, equipment, improvements, and appurtenances attached or affixed to the Property or Building, where the removal of such attachment or affixed improvement would cause irreparable damage to the Property or Building, at the commencement of, or during the Term, whether or not placed there by or at the expense of Tenant, shall become and remain a part of the Property or Building; shall be deemed the property of Landlord (the “Landlord’s Property”), without compensation or credit to Tenant; and shall not be removed by Tenant at the Term Expiration Date unless (i) such item(s) constitute(s) a Trade Fixture (as defined in Section 8.2 below); or (ii) Landlord, in its sole discretion, requires in writing at the time of approval of the plans for such item(s) removal of all or some of such item(s) by Tenant, at Tenant’s cost and expense. Tenant shall not be required to remove any fixtures, machinery, equipment, improvements or appurtenances existing as of the Existing Tenant Move Out Date. In no event shall Tenant remove any of the following materials or equipment without Landlord’s prior written consent (which consent may be given or withheld in Landlord’s sole discretion): any cabling, power wiring or power panels, lighting or lighting fixtures, wall or window coverings, carpets or other floor coverings, heaters, air conditioners or any other HVAC Equipment, fencing or security gates, or other similar building operating equipment and decorations.

8.2     Tenant’s Property. For purposes of this Lease, a “Trade Fixture” means machinery or equipment that is added by Tenant after the Effective Date, used in Tenant’s business, and can be removed from the Building or Property without irreparable defacing or causing damage to the Property or Building. At or before the Term Expiration Date, or the date of any earlier termination, Tenant, at its expense, shall remove from the Property all of Tenant’s personal property and Trade Fixtures, and any items that Landlord requires be removed pursuant to Section 8.1, and Tenant shall repair (to Landlord’s reasonable satisfaction) any damage to the Property or the Building resulting from such removal. Any other items of Tenant’s personal property or Trade Fixtures that remain on the Property after the Term Expiration Date, or following an earlier termination date, may, at the option of Landlord, be retained by Landlord as its property, or be disposed of by Landlord, in Landlord’s sole and absolute discretion and without accountability, at Tenant’s expense. Notwithstanding the foregoing, at any time an Event of Default by Tenant is in effect, Tenant may not remove from the Property items encumbered by Landlord’s lien pursuant to Section 8.3 without the prior express written consent of Landlord unless such removal is the removal or repossession or sale by a superior lien or security interest holder of Tenant as allowed under Section 8.3, which shall require no consent by or notification to Landlord.

8.3     Landlord’s Lien. LANDLORD SHALL HAVE AND TENANT HEREBY GRANTS TO LANDLORD A CONTINUING SECURITY INTEREST FOR ALL RENT AND OTHER SUMS OF MONEY BECOMING DUE HEREUNDER FROM TENANT, upon all personal property, machinery, fixtures, furniture, equipment (including Trade Fixtures) situated on the Property, whether currently owned or hereafter acquired.  Products of collateral are also covered by the foregoing security interest.  Upon an Event of Default under this Lease, Landlord shall have, in addition to any other remedies provided in this Lease or by law, all rights and remedies under the Uniform Commercial Code, including without limitation the right to sell the property described in this paragraph at public or private sale upon five (5) days’ notice to Tenant. Tenant hereby agrees to execute such other commercially reasonable instruments necessary or desirable, in Landlord’s discretion, to perfect the security interest hereby created.  Any statutory lien for rent is not hereby waived, the express contractual lien herein granted being in addition and supplementary thereto.  On the Effective Date, Tenant shall execute a UCC-1 financing statement reflecting Landlord’s lien, and commercially reasonable documentation for Landlord to file notice of its lien on the Official Public Records of Williamson County, Texas. Landlord and Tenant agree that this Lease and security agreement serves as a financing statement and that a copy or photographic or other reproduction of this portion of this Lease may be filed of record by Landlord and have the same force and effect as the original.  This security agreement and financing statement also covers fixtures located at the Property, and may be filed for record in the real estate records.  The proceeds of the sale of such property shall be applied by Landlord toward the reasonable costs and expenses of the sale, including attorney’s fees, and then toward the payment of all sums then due by Tenant to Landlord under the terms of this Lease. Any excess remaining shall be paid to Tenant or other person entitled hereto by law. Landlord hereby subordinates its statutory lien as well as its security interest granted to it in this Section 8.3 to all “purchase money security interest” as defined in the Texas Business and Commerce Code, to the liens and security interests of any lender, particularly JPMorgan Chase providing working lines of credit and the Letter of Credit and to all sellers/lessors under lease-purchase agreements, whether any of same are now existing or arise in the future. Landlord agrees to take all actions and execute all commercially-reasonable documents necessary or appropriate to evidence and/or effectuate such subordination.

ARTICLE IX

TAXES

9.1     Tax Payment. Commencing on the Rent Commencement Date, as Additional Rent hereunder (payable at the same time or times as Base Rent), Tenant shall pay to Landlord the Taxes (based upon Landlord’s estimates). Landlord may in good faith revise its estimate of the Taxes from time to time, whereupon Tenant shall pay the revised estimate. Taxes payable hereunder for years in which the Term begins and ends shall be prorated to correspond to that portion of said year occurring within the Term. Taxes shall be adjusted based upon receipt of the actual bills therefor, and the obligations of this Article IX shall survive the termination or expiration of this Lease. Landlord agrees to pay timely all Taxes prior to the incurrence or assessment of any interest, fees or penalties.

9.2     Reconciliation. Landlord shall provide Tenant within ten (10) days of Landlord’s receipt thereof, the Notice of Appraised Value and the actual Tax Statements from the taxing authorities. If the aggregate amount of estimated Taxes actually paid by Tenant during any year is less than Tenant’s actual ultimate liability for Taxes for that particular year, Tenant shall pay the deficiency within thirty (30) days of Landlord’s written demand therefor. If the aggregate amount of estimated Taxes actually paid by Tenant during a given year exceeds Tenant’s actual liability for such year, the excess shall be credited against the Rent next due from Tenant, except that in the event that such excess is paid by Tenant during the final year of the Term, then upon the expiration of the Term, Landlord shall pay, without demand therefor, to Tenant the then-applicable excess promptly after determination thereof.

9.3     Personal Property Tax. Tenant shall pay any taxes imposed against the personal property contained within the Property.

9.4     Intentionally Omitted.

9.5     Contesting Taxes. Landlord and Tenant shall each have the right to contest the value of the Property as assessed by any taxing authority; provided, that Tenant’s right to contest the value for a given tax year will trump Landlord’s right to contest the value for such year only if Tenant notifies Landlord of Tenant’s commitment to contest the value via written notice delivered to Landlord within fifteen (15) days after Tenant’s receipt of the Notice of Appraised Value for the applicable tax year. Tenant shall bear any costs incurred in connection with such contest. Any costs incurred by Landlord in connection with such contest shall be included within the term “Taxes” for purposes of this Lease. In any event, regardless of whether the cost of contest was based on a contingency fee, Tenant shall receive all benefits and tax savings recovered by the protest.

ARTICLE X

INSURANCE

10.1     General Insurance Requirements for Tenant. During the Term of this Lease, Tenant shall at all times be required to maintain, at Tenant’s sole cost and expense, the following four (4) policies of insurance: (a) personal property insurance; (b) general liability insurance; (c) workers’ compensation insurance; (d) pollution legal liability insurance; and (e) business income and extra expense insurance, all as described below. During the Term of this Lease, Landlord may require Tenant, at Landlord’s expense, to obtain additional insurance coverage reasonably required by Landlord’s lender, if applicable.

10.2     Tenant’s Personal Property Insurance. Tenant shall at all times during the Term of this Lease keep the interior of the Property and all of Tenant’s personal property, Trade Fixtures, equipment, inventory, and fixtures contained in the Property insured against loss, damage, and destruction, for the full insurable value thereof. Landlord shall not be liable to Tenant in any manner for any loss or damage to any of Tenant’s property, including, by way of description and not limitation, fixtures, equipment, or inventory which may be occasioned by any casualty of any nature including, by way of description and not limitation, fire, wind, tornado, rain, flood, or act of God, unless any such loss or damage is caused by the negligence or willful misconduct of Landlord.

10.3     Tenant’s Liability Insurance. At all times during the Term of this Lease, Tenant shall maintain in full force and effect a comprehensive general liability insurance policy, including personal injury and property damage, in an amount not less than $2,000,000.00 for each occurrence, and $5,000,000.00 in the aggregate.

10.4     Tenant’s Workers’ Compensation Insurance. At all times during the Term of this Lease, Tenant shall maintain workers’ compensation insurance per the applicable state statutes covering all employees of Tenant.

10.5     Tenant’s Pollution Legal Liability Insurance. Tenant shall at all times during the Term of this Lease maintain pollution legal liability insurance specific to this Property in an amount not less than $1,000,000.00.

10.6     Business Income and Extra Expense. Tenant shall at all times during the Term of this Lease maintain business income and extra expense coverage for no less than six (6) months of income and expenses.

10.7     Policy Requirements. All of Tenant’s insurance policies required under Section 10.1 of this Lease shall: (a) be issued by an insurance company with a Best rating of A or better and otherwise reasonably acceptable to Landlord and licensed to do business in the State of Texas; (b) name Landlord (and its lender, if applicable) and Landlord’s property manager (if applicable) as additional insureds; (c) provide that said insurance shall not be cancelled or materially modified unless thirty (30) days’ prior written notice shall have been given to Landlord; (d) provide for deductible amounts that are not in excess of $5,000.00; and (e) provide coverage for the indemnity obligations of Tenant under this Lease.

All of Landlord’s insurance policies required under Section 10.8 of this Lease shall: (a) be issued by an insurance company with a Best rating of A or better and otherwise reasonably acceptable to Landlord and licensed to do business in the State of Texas; (b) name Tenant as an additional insured; (c) provide that said insurance shall not be cancelled or materially modified unless thirty (30) days’ prior written notice shall have been given to Tenant; (d) provide for deductible amounts that are not in excess of $5,000.00; and (e) provide coverage for the indemnity obligations of Landlord under this Lease.

Each party shall furnish to the other certificates evidencing such insurance prior to the Site Delivery Date, and from time to time upon the request of a party, and copies of all renewals thereof shall be delivered to the other at least thirty (30) days prior to the applicable expiration date of the insurance policy. Tenant shall give prompt notice to Landlord of any known death, bodily injury, personal injury, or property damage occurring in and about the Property.

10.8     Landlord’s Insurance. Landlord shall maintain a commercial general liability coverage policy and a fire and extended coverage policy of insurance on the Property in an amount determined by Landlord, in its reasonable discretion. Landlord may also carry at its own expense any other insurance that Landlord reasonably believes is proper to protect its investment in the Building and Property. The cost of Landlord’s coverage obtained pursuant to the first sentence of this Section 10.8 will be part of the “Insurance” as defined in Article I.

10.9     Payment of Insurance. Commencing on the Rent Commencement Date, as Additional Rent hereunder (payable at the same time or times as Base Rent), Tenant shall pay to Landlord the Insurance for the Property (based upon Landlord’s estimates). Landlord may reasonably revise its estimate of the Insurance from time to time, whereupon Tenant shall pay the revised estimate. Insurance payable hereunder for years in which the Term begins and ends shall be prorated to correspond to that portion of said year occurring within the Term. Insurance shall be adjusted based upon receipt of the actual bills therefor, and the obligations of this Article X shall survive the termination or expiration of this Lease.

10.10     Reconciliation. If the aggregate amount of estimated Insurance actually paid by Tenant during any year is less than Tenant’s actual ultimate liability for Insurance for that particular year, Tenant shall pay the deficiency within thirty (30) days of Landlord’s written demand therefor. If the aggregate amount of estimated Insurance actually paid by Tenant during a given year exceeds Tenant’s actual liability for such year, the excess shall be credited against the Rent next due from Tenant, except that in the event that such excess is paid by Tenant during the final year of the Term, then upon the expiration of the Term, Landlord shall pay Tenant the then-applicable excess promptly after determination thereof.

10.11     Waiver of Subrogation. All fire and extended coverage insurance, builder insurance, and other insurance carried either by Landlord or Tenant covering losses arising out of destruction or damage to the Property or its contents or to other portions of the Property shall exercise reasonably commercial efforts to obtain policies which provide for a waiver of subrogation against Landlord and Tenant on the part of the insurance carrier. To the extent that Landlord and Tenant may legally so agree, it is agreed and understood that where either party hereto may sustain a loss or damage against which loss or damage such party is protected by existing policy or policies of insurance, the party hereto sustaining such loss or damage or protected waives its rights, if any, of recovery against the other party hereto to the extent and amount that such loss is covered by the claimant’s insurance.

10.12     Tenant’s Contractors. Before any of Tenant’s construction commences, Tenant must deliver to Landlord certificates of insurance, from insurers and in a form reasonably acceptable to Landlord, evidencing that any general contractor maintains the following insurance:

(a)     workers’ compensation insurance in an amount not less than $500,000 per occurrence;

(b)     comprehensive general liability insurance including personal injury and property damage in an amount not less than $1,000,000 per occurrence and $2,000,000 in the aggregate; and

(c)     builder’s “all risk” insurance in an amount not less than $2,000,000 per occurrence.

ARTICLE XI

INDEMNITY

11.1     Tenant’s Indemnity. Landlord (and its employees, owners, agents and representatives) shall not be liable to Tenant or to Tenant’s employees, agents, or visitors, or to any person or entity whomsoever, for injury to person or damage to or loss of property on or about the Property (a) caused by the acts, omissions, or negligence of Tenant, its officers, partners, employees, agents, subtenants, licensees, concessionaires, visitors, or any other person entering the Property under the express or implied invitation of Tenant; (b) arising out of the conduct on or management or use of the Property by Tenant and the conduct of its business thereon; (c) arising out of any breach or default by Tenant in the performance of its obligations hereunder; (d) caused by any accident, injury, or damage caused by Tenant or its employees, representatives, agents, contractors, visitors, or invitees, occurring in, at or upon the Property; (e) arising out of any actions necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding of Tenant or other proceeding of Tenant under the Bankruptcy Code; (f) relating to the creation or existence of any Hazardous Materials in, at, on, or under the Property, if and to the extent brought to the Property or caused by Tenant or any party within Tenant’s control; and (g) arising out of any violation or alleged violation by Tenant of any law, and TENANT HEREBY AGREES TO INDEMNIFY LANDLORD, Landlord’s agents, representatives, and employees and hold them harmless from any loss, expense, claims, actions, demands, judgments, damages, penalties, fines, liabilities, losses of every kind and nature, suits, administrative proceedings, costs and fees, including, without limitation, reasonable attorneys’ and consultants’ fees and expenses, and the costs of cleanup, remediation, removal, and restoration, arising out of such damage or injury (including without limitation any court costs and attorneys’ fees) (collectively, “Losses”). The provisions of this Section 11.1 shall survive the termination of this Lease with respect to any Losses occurring prior to such termination.

11.2     Landlord’s Indemnity. Subject to Sections 3.3 and 11.3, Tenant (and its employees, shareholders, officers, directors, agents and representatives) shall not be liable to Landlord or to Landlord’s employees, agents or visitors, or to any person or entity whomsoever, for injury to person or damage to or loss of property on or about the Property actually suffered or incurred by Tenant or any third person (a) as the result of the negligence or intentional misconduct of Landlord, its officers, partners, employees, agents, contractors, licensees, concessionaires, visitors, or any other person entering the Property under the express or implied invitation of Landlord, (b) caused by any accident, injury, or damage caused by Landlord, Landlord’s employees or owners occurring in, at or upon the Property or Building; (c) arising out of any actions necessary to protect Tenant’s interest under this Lease in a bankruptcy proceeding of Landlord or other proceeding of Landlord under the Bankruptcy Code; (d) arising out of a violation of Landlord’s covenants contained in Section 5.9 or Section 6.1(c) above; and (e) arising out of any violation or alleged violation by Landlord of any law by Landlord and LANDLORD HEREBY AGREES TO INDEMNIFY TENANT, Tenant’s agents, representatives, and employees and hold them harmless from any loss, expense, claim, or action arising out of such damage or injury (including without limitation any court costs and attorneys’ fees). The provisions of this Section 11.2 shall survive the termination of this Lease with respect to any claims or liability occurring prior to such termination.

11.3     Waiver of Liability. Landlord shall not be liable for any injury to persons or property arising from any repairs, maintenance, alteration, or improvement in or to any portion of the Property, including the Property, or any personal property located therein, UNLESS LANDLORD (OR LANDLORD’S AGENTS, EMPLOYEES, OR CONTRACTORS) IS NEGLIGENT IN PERFORMING SUCH REPAIRS, MAINTENANCE, ALTERATIONS, OR IMPROVEMENTS, AND TO THE EXTENT SUCH NEGLIGENCE IS THE CAUSE OF THE LOSS OR DAMAGE. Any liability of Landlord for injury to property pursuant to the preceding sentence shall be limited to the cost of such repairs, maintenance, alterations, or improvements.

ARTICLE XII

CASUALTY LOSS

12.1     Landlord’s and Tenant’s Right to Terminate or Rebuild. Tenant shall give immediate written notice to Landlord of any damage caused to the Property by fire or other casualty. In the event that, as a result of Tenant’s failure to promptly notify Landlord pursuant to the preceding sentence, Landlord’s insurance coverage is compromised or adversely affected, then Tenant is and shall be responsible for the payment to Landlord of any insurance proceeds that Landlord’s insurer fails or refuses to pay to Landlord as a result of the delayed notification. If Landlord or Tenant does not elect to terminate this Lease as hereinafter provided, and subject to the requirements of the lender with a deed of trust covering the Property (including such lender’s option to apply insurance proceeds toward outstanding indebtedness secured by the deed of trust), Landlord shall proceed with reasonable diligence and at its sole cost and expense to rebuild and repair the Property, but Landlord shall not be obligated to expend for such rebuilding, and repair any amount in excess of the insurance proceeds recovered (or should have been recovered but for Landlord’s failure to carry insurance required under Section 10.8) by Landlord as a result of such loss plus any deductible.

If more than twenty percent (20%) of the Property is destroyed or rendered untenable by a casualty, or if Landlord’s lender declines to allow Landlord to rebuild, then Landlord or Tenant may elect to terminate this Lease by providing the other with written notice of termination within sixty (60) days after Tenant’s notice to Landlord of the occurrence of such casualty. Tenant will have no right to terminate this Lease pursuant to the preceding sentence if the casualty event is due to Losses for which Tenant is responsible pursuant to Section 11.1.

If less than twenty percent (20%) of the Property is destroyed or rendered untenable by a casualty, and less than three (3) years are remaining on the Term (excluding unexercised options or renewals), then in such event Landlord or Tenant may elect to terminate this Lease by providing written notice to the other of such election within sixty (60) days after Tenant’s notice to Landlord of the occurrence of such casualty. Tenant will have no right to terminate this Lease pursuant to the preceding sentence if the casualty event is due to Losses for which Tenant is responsible pursuant to Section 11.1.

12.2     Rent Reduction. Tenant agrees that it will continue operation of its business within the Property to the extent practicable, in Tenant’s reasonable discretion. During the period from the occurrence of the casualty until repairs are completed, provided that any damage to the Property is not caused by, or is not the result of acts or omissions by, Tenant, then Base Rent shall be reduced to such extent as may be fair and reasonable based upon the portion of the Property actually used by Tenant. To the extent any one of the components of Additional Rent is reduced as a result of such casualty, then the Additional Rent hereunder shall reduce accordingly.

ARTICLE XIII

EMINENT DOMAIN

13.1     Major Taking. If (a) more than ten percent (10%) of the Property; or (b) such lesser portion of the Property as will render the balance remaining after such taking unsuitable for the conduct of Tenant’s business; or (c) so much of the parking lot that Tenant’s business cannot meet parking requirements should be taken for any public or quasi-public use under any governmental law, ordinance, or regulation or by right of eminent domain or by purchase under threat thereof, then Tenant may terminate this Lease by providing written notice of termination within sixty (60) days after the taking, and the Rent shall be abated during the unexpired portion of this Lease, effective on the date physical possession is taken by the condemning authority.

13.2     Minor Taking. Except as hereinabove provided in Section 13.1, if less than ten percent (10%) of the Property should be taken for any public or quasi-public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or by purchase under threat thereof, this Lease shall not terminate; however, the Rent payable hereunder during the unexpired portion of this Lease shall be reduced in proportion to the area of the Property (but not parking) taken, effective on the date physical possession is taken by the condemning authority.

13.3     Restoration. If this Lease is not terminated following a partial condemnation, Landlord shall make all necessary repairs or alterations necessary to make the Property an architectural whole, but Landlord shall not be obligated to expend for such repairs and alterations in the event that less than one (1) year is remaining on the Term (excluding unexercised options or renewals).

13.4     Condemnation Award. All compensation awarded for any taking (or the proceeds of sale under threat thereof) whether for the whole or a part of the Property, shall be the property of Landlord whether such award is compensation for damage to Landlord’s or Tenant’s interest in the Property, and Tenant hereby assigns all of this interest in any such award to Landlord; provided, however, Landlord shall have no interest in any award made to Tenant for loss of business, the unamortized cost of Tenant’s improvements for which Tenant paid, moving expenses, or for taking of Tenant’s Trade Fixtures and personal property within the Property if a separate award for such items is made to Tenant.

ARTICLE XIV

ASSIGNMENT AND SUBLETTING

14.1     Assignment by Tenant. Except as otherwise provided below for Permitted Transfers, Tenant shall not (a) assign (whether directly or indirectly) or in any manner transfer or assign this Lease or any estate or interest therein; (b) allow this Lease to be assigned, in whole or in part, by operation of law; (c) mortgage or pledge the Lease; or (d) sublet the Property or any part thereof without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any purported assignment, mortgage, transfer, pledge, or sublease made without the prior written consent of Landlord shall be absolutely null and void. Tenant agrees to reimburse Landlord for Landlord’s reasonable attorney’s fees incurred in conjunction with the processing and documentation of any such requested consent which shall not exceed $1,500.00. Tenant shall also pay to Landlord a $1,000.00 administrative fee per sublease or assignment request. Consent by Landlord to one or more assignments or sublettings shall not operate as a waiver of Landlord’s rights as to any subsequent assignments or sublettings. Notwithstanding any assignment or subletting to which Landlord may consent, Tenant shall at all times remain fully responsible and liable for the payment of the Rent herein specified and for compliance with all of its other obligations under this Lease. No assignment of this Lease shall be effective and valid unless and until the assignee executes and delivers to Landlord any and all documentation reasonably required by Landlord in order to evidence assignee’s assumption of all obligations of Tenant hereunder. Regardless of whether or not an assignee or sublessee executes and delivers any such documentation to Landlord, any assignee or sublessee shall be deemed to have automatically attorned to Landlord in the event of any termination of this Lease. The term “sublet” shall be deemed to include the granting of licenses, concessions, and any other rights of occupancy of any portion of the Property.

Notwithstanding anything herein to the contrary, Tenant may sublet or rent (or permit the use or occupancy thereof) the Property or the Building, or any part thereof, or assign this Lease without the prior written consent of or prior notice to Landlord: (i) to an entity or person that has purchased substantially all of the assets of Tenant; (ii) to a subsidiary, affiliate, entity or person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with Tenant and has a tangible net worth equal to or greater than the net worth of Tenant at the time of the transfer; (iii) to a surviving entity after merger, consolidation, non-bankruptcy reorganization (if the surviving entity has a net worth as provided in (ii) above), or governmental action (collectively, a “Permitted Transfer” and each such entity or person, a “Permitted Transferee”). For this Section 14.1, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting equity interests, as trustee or executor, by contract or credit arrangements or otherwise. Tenant shall provide Landlord with notice of any Permitted Transfer and in the case of a non-bankruptcy reorganization the evidence of the net worth of the intended transferee, and updated insurance policies, within seven (7) days after any Permitted Transfer. Landlord shall look solely to the Permitted Transferee for the performance of Tenant’s obligations hereunder and Tenant, if not the surviving Permitted Transferee, shall be released. In the event of a Permitted Transfer and Tenant is not the surviving Permitted Transferee, Tenant shall within thirty (30) days of the effective date of the Permitted Transfer replace or substitute or cause the Permitted Transferee to issue a replacement Letter of Credit in compliance with the terms hereof effective the date of the Permitted Transfer.

14.2     Assignment by Landlord. In the event of the transfer and assignment by Landlord of its interest in the Property, Landlord shall thereby be released from any further responsibility hereunder accruing after the date of such transfer, and Tenant agrees to look solely to such successor in interest of Landlord for performance of such obligations accruing after the date of such transfer.

14.3     Profits on Assignment. Exclusive of any Permitted Transfer, any amounts by which the rent or other charges paid by any assignee, transferee, or sublessee for its occupancy of the Property exceeds the amount of Rent and other charges payable hereunder, after deducting any assignment or sublease expenses of architectural fees, contractor fees, finish out allowance, rent abatements, legal fees and brokerage fees, shall be divided equally between Landlord and Tenant.

ARTICLE XV

DEFAULTS AND REMEDIES

15.1     Tenant Default. Tenant shall be deemed in default hereof in the following events (each an “Event of Default”):

(a)     Tenant defaults in the payment of Rent by more than ten (10) days following the receipt of written notice of such violation, provided that Landlord shall not be required to provide Tenant with more than two (2) notices of a violation in any calendar year;

(b)     Tenant remains in violation of any other of the covenants performable by Tenant hereunder after the expiration of thirty (30) days following the receipt of written notice of such violation, provided that Landlord shall not be required to provide Tenant with more than two (2) notices of the same violation in any calendar year; provided however, if such violation by its nature cannot be cured within such thirty (30) day period, Tenant shall not be in default hereunder so long as Tenant commences curative action within such thirty (30) day period, diligently and continuously pursues the curative action and fully cures the violation within ninety (90) days after Landlord gives such written notice to Tenant;

(c)     Tenant files a voluntary petition in bankruptcy, is adjudged bankrupt, or is placed in or subjected to receivership and such receivership is not dismissed within 60 days of its filing, or makes an assignment for benefit of creditors;

(d)     Tenant falsifies or materially misrepresents any information required to be furnished to Landlord pursuant to the terms of this Lease; or

(e)     Tenant violates any applicable governmental laws, ordinances, or regulations on the Property.

15.2     Landlord’s Remedies.

(a)     Re-entry. Upon the occurrence of an Event of Default, Landlord may immediately re-enter the Property by summary proceedings, or by force, or otherwise, without being liable for prosecution therefor; interrupt or cause interruption of utility services to the Property, prevent Tenant from entering the Property, take possession of the Property and remove all persons therefrom; alter all locks and other security devices on the Property without terminating this Lease; and may elect either to terminate this Lease or relet the Property as agent for Tenant or otherwise, and receive the Rent therefor, applying the same to Tenant’s obligations. Upon the re-entering of the Property, Landlord may remove all or any part of the personal property of Tenant remaining on the Property and store the same at Tenant’s expense. If said personal property remaining on the Property is not claimed by Tenant within ten (10) days after such entry, such property may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, in Landlord’s sole and absolute discretion and without accountability, at Tenant’s expense. Tenant shall be obligated to return all keys and access devices to the Property to Landlord upon Landlord’s re-entering of the Property. No alteration of locks or other security devices and no removal or other exercise of dominion by Landlord over the property of Tenant or others at the Property shall be deemed unauthorized or constitute a conversion, Tenant hereby consenting, after any Event of Default, to the aforesaid exercise of dominion over Tenant’s property within the Property. ALL CLAIMS FOR DAMAGES BY REASON OF SUCH RE-ENTRY AND/OR REPOSSESSION AND/OR ALTERATIONS OF LOCKS OR OTHER SECURITY DEVICES ARE HEREBY WAIVED.

(b)     Termination. Notwithstanding any such reletting without termination, Landlord may at any time thereafter terminate this Lease for any breach or default.

(c)     Damages. Upon an Event of Default, Landlord shall be entitled to all non-duplicative damages available at law or in equity. Without limiting the preceding sentence, upon default by Tenant, Landlord shall be entitled to recover the following, all of which shall be immediately due and payable by Tenant to Landlord:

i.      all costs of retaking the Property and storing Tenant’s property;

ii.     the present value calculated at an interest rate of 6% of the excess, if any, of the total Rent for the remainder of the Term over the then reasonable fair market rent value of the Property for the remainder of the Term;

iii.    in lieu of ii above, any deficiency that may arise by reason of any reletting of the Property;

iv.    the costs of any unamortized commissions paid by Landlord in connection with this Lease (commissions to be amortized over 10 years, starting on the Rent Commencement Date);

v.     the costs of any unamortized Allowance paid by Landlord for Tenant (Allowance to be amortized over 10 years, starting on the Rent Commencement Date);

vi.    any free Rent, Rent abatement, or reduced Rent provided by Landlord to Tenant (to be amortized over 10 years, starting on the Rent Commencement Date), including without limitation the Rent abatement provided in the definition of Base Rent in Article I;

vii.   all actual damages uncured by Landlord, including without limitation, costs to repair the Property to the condition required by this Lease; and

viii.     interest on any sums owed from Tenant to Landlord, payable at ten percent (10%) per annum on outstanding sums.

(d)     Cure. Landlord, at any time after Tenant commits an Event of Default, shall have the further right (but not obligation) to cure the Event of Default at Tenant’s cost, plus an administrative fee of ten percent (10%) of such cost. If Landlord at any time, by reason of Tenant’s Event of Default, pays any sum, the sum paid by Landlord shall be due immediately from Tenant to Landlord upon presentation of all paid invoices by Landlord.

(e)     No Election of Remedies. Pursuit of any of the remedies herein shall not preclude any of the other remedies or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture of any of the terms, provisions, and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such termination of this Lease or the deficiency arising by reason of any reletting of the Property by Landlord as above provided, allowance shall be made for the expense of repair (to the condition required by Section 8.2 this Lease) and repossession and shall be added to the Rent herein provided for the period from the date of an Event of Default until the end of the Term of this Lease.

15.3     Mitigation of Damages. With respect to the laws of the State of Texas which require that Landlord use reasonable efforts to relet the Property, it is understood and agreed that:

(a)     Landlord may decline to incur out-of-pocket costs to relet the Property, other than customary marketing expenses, leasing commissions and legal fees for the negotiation of a lease with a new tenant;

(b)     Landlord may decline to relet the Property at rental rates at below Rent that would otherwise be payable under this Lease;

(c)     Before reletting the Property to a prospective tenant, Landlord may require the prospective tenant to demonstrate the same financial wherewithal that Landlord would require as a condition to leasing the Property to a prospective tenant;

(d)     Landlord may decline to relet only a portion of the Property if a prospective tenant is actively pursuing the entire Property or if such portion is less than 80% of the Property; and

(e)     Landlord may in good faith decline to relet the Property to a prospective tenant, the nature of whose business may have an adverse impact upon the manner in which the Property is operated or with the high reputation of the Property even though in each of said circumstances such prospective tenant may have a good credit rating.

15.4     Landlord’s Default. In the event of any default by Landlord, Tenant’s sole and exclusive remedy shall be an action for damages (TENANT HEREBY WAIVING THE BENEFIT OF ANY LAWS GRANTING TENANT A LIEN UPON THE PROPERTY OF LANDLORD AND/OR UPON THE RENT DUE LANDLORD), but prior to any such action, Tenant shall give Landlord (and Landlord’s lender pursuant to Section 17.5) written notice specifying such default with particularity, and Landlord shall have thirty (30) days in which to cure any such default. Tenant shall have no remedy or cause of action by reason of any default unless Landlord fails to cure the default within the thirty (30) day period. Notwithstanding the foregoing, if Landlord fails to make a repair of an emergency condition posing imminent danger to the health or safety of occupants of the Building within the time required under Section 6.1, Tenant may, but is not obligated to, proceed with the cure itself. All obligations of Landlord hereunder shall be construed as covenants, not conditions, and all such obligations shall be binding upon Landlord only during the period of its ownership of the Property and not thereafter.

15.5     Attorney’s Fees. If, on account of any breach or default by either party of its obligations hereunder, it shall become necessary for the other party to employ an attorney to enforce or defend any of such other party’s rights or remedies in this Lease, the prevailing party shall be entitled to recover any reasonable attorney’s fees, costs of litigation, and court costs incurred.

ARTICLE XVI

MOVE OUT / HOLDING OVER

16.1     Moving Out. At the expiration of the Term, Tenant will surrender the Property to Landlord in substantially the same condition as when received, except for approved Work and Alterations, and subject to normal wear and tear and casualty damage in the case of a casualty. For purposes of this Section 16.1, “normal wear and tear” means deterioration that occurs without negligence, carelessness, accident, or abuse. Tenant may remove its personal property and Trade Fixtures pursuant to Section 8.2, but shall leave all of Landlord’s Property in accordance with Section 8.1. Tenant shall cause the Property and Building to be in the following condition:

(a)     All lighting is to be placed into good working order. This includes replacement of bulbs, ballasts, and lenses as needed.

(b)     HVAC systems shall be in good working order, including the necessary replacement of any parts to return the systems to a well-maintained condition. This includes, but is not limited to, filters, coils, thermostats, warehouse heaters, and exhaust fans. Upon move out, Landlord may have an exit inspection performed by a certified mechanical contractor to determine the condition of the HVAC system.

(c)     All holes in the walls shall be filled and sealed prior to move-out.

(d)     All exterior windows with cracks or breakage shall be replaced.

(e)     Cracks occurring after the Rent Commencement Date in concrete and asphalt shall be acceptable as long as they are ordinary wear and tear, and are not the result of misuse.

(f)     There shall be no protrusion of anchors from the warehouse floor and all holes shall be appropriately patched. If machinery / equipment is removed, the electrical lines shall be properly terminated at the nearest junction box.

(g)     All mechanical and electrical systems shall be left in a safe condition that confirms to code. Bare wires and dangerous installations shall be corrected to Landlord’s reasonable satisfaction.

(h)     All trash shall be placed in the receptacles on the Property.

(i)     All signs of Tenant shall be removed and Tenant shall repair any damage to the Building or Property caused by, or resulting from, such removal, including filling and sealing any holes.

16.2     Holding Over. In the event Tenant remains in possession of the Property after the expiration of this Lease, then Tenant shall be deemed to be occupying said Property as a tenant from month to month at a rent equal to one hundred fifty percent (150%) of the Base Rent herein provided, and otherwise subject to all the conditions, provisions, and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy; and in no event shall there be any renewal of this Lease by operation of law. Tenant’s holdover shall render Tenant liable for any damages proximately caused thereby which exceed the holdover rent paid by Tenant.

ARTICLE XVII

SUBORDINATION, ATTORNMENT, ESTOPPEL CERTIFICATE

17.1     Subordination. Subject to the receipt of the SNDA, as defined herein, by Tenant, this Lease is and shall always be subordinate to any mortgage or mortgages (and any replacements, renewals, extensions, modifications, consolidations, or recasting thereof, including, without limitation, any security interest under the Uniform Commercial Code or other types of security that may be given in addition to such liens, whether referred to therein or otherwise) which now or shall at any time be placed upon Property or any part thereof, by Landlord, Landlord’s predecessors or its successors and assigns. Tenant, upon Landlord’s request, shall execute and deliver any instrument which Landlord deems necessary to effect the subordination of this Lease to any such mortgage or mortgages.

On or before Monday, August 26, 2013, Landlord shall use commercially reasonable efforts to cause PlainsCapital Bank (“Lender”) to deliver to Tenant a subordination, non-disturbance and attornment agreement (“SNDA”) in form acceptable to Lender and Tenant. In the event that Landlord fails to provide the SNDA by Monday, August 26, 2013, Landlord will not be in default, and Tenant’s sole remedy will be to terminate this Lease during the Feasibility Period in accordance with Section 3.4 above.

17.2     Attornment. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Property, Tenant shall attorn to the purchaser upon any such foreclosure or sale, and recognize such purchaser as the Landlord under this Lease. The Letter of Credit shall be transferred without the joinder of Landlord and expense to Tenant to any successor to the Property.

17.3     Estoppel Certificate. Within ten (10) days after request therefor by Landlord, Tenant shall provide Landlord with an estoppel certificate in recordable form. The estoppel certificate shall certify to any proposed mortgagee or purchaser, or to Landlord, that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), that there are no defenses or offsets thereto (or stating those claimed by Tenant) and the dates to which Rent and other charges have been paid.

17.4     Further Cooperation. Tenant, upon written request of any party in interest which request shall not occur more than twice in any 12 month period, shall execute promptly such instruments or certificates to carry out the intent of Sections 17.1 - 17.3 above as shall be reasonably requested by Landlord. If Tenant has not executed the same five (5) days after a second written request by Landlord to execute such instrument(s), then such party shall have the full legal authority to execute and deliver such instrument or certificate in the name of Tenant.

17.5     Copies of Default Notices. At any time when the holder of an outstanding mortgage, deed of trust, or other lien covering Landlord’s interest in the Property has given Tenant written notice of its interest in this Lease, Tenant may not exercise any remedies for default by Landlord hereunder unless and until the holder of the indebtedness secured by such mortgage, deed of trust, or other lien shall have received notice of such default and a reasonable time for curing such default shall thereafter have elapsed; provided however, such holder’s time to cure shall run simultaneously with Landlord’s time to cure (except as may be agreed between Tenant and such holder).

ARTICLE XVIII

NOTICES

Wherever any notice is required or permitted hereunder, such notice shall be in writing. Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered, regardless of whether actually received, if it was or not when deposited in the United States Mail, postage prepaid, certified mail, return receipt requested, addressed to the parties hereto at the respective addresses set out below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith.

Landlord’s address for notices:                         2527 Jarratt Avenue

Austin, TX 78703

Tenant’s address for notices:                            Insys Therapeutics, Inc.

Director of Operations

811 Paloma Drive, Suite C

Round Rock, TX 78665

With a copy to:

Insys Therapeutics, Inc.

Chief Financial Officer

444 South Ellis Street

Chandler, AZ 85224

ARTICLE XIX

MISCELLANEOUS

19.1     Relationship of Parties. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent, fiduciary, or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of Rent, nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship other than Landlord and Tenant. Whenever herein the singular number is used, the same shall include the plural, and words of any gender shall include each other gender.

19.2     Captions. The captions used in this Lease are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

19.3     Waivers. One or more waivers of any covenant, term, or condition of this Lease by either party shall not be construed as a waiver of a subsequent breach of the same covenant, term, or condition. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waive or render unnecessary consent to approval of any subsequent similar act.

19.4     Brokers. Each party hereby warrants and represents to the other party that it has not dealt with any broker in the negotiation of this Lease except Oxford Alliance Services, LLC (“Broker”). Landlord agrees to pay to Broker all commissions required to be paid in connection with the negotiation, execution, and performance of this Lease, pursuant to a separate written agreement with Broker. Each party hereby agrees to indemnify and hold harmless the other party from and against any other commissions or finder’s fees due by virtue of the negotiation, execution, and performance of this Lease, the obligation or asserted claim for which arises from actions taken or claimed to be taken by the indemnifying party.

19.5     Limitation of Landlord’s Liability.  Except as expressly provided in this Lease, Landlord shall not be liable to Tenant for any loss, injury, or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage, or loss. Further, except as a result of the negligence, bad faith or intentional misconduct of Landlord, Landlord shall not be liable to Tenant (a) for any damage caused by other tenants or persons in, upon, or about the Property; (b) for damage caused by operations in construction of any public or quasi-public work; (c) with respect to matters for which Landlord is liable, for damages purportedly arising out of any loss of use of the Property or any equipment or facilities thereon by Tenant or any person claiming through or under Tenant; (d) for any defect in the Property; (e) for injury or damage to person or property caused by fire, or theft, or resulting from the operation of heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, snow, ice, or dampness, that may leak or flow from any part of the Property, or from the pipes, appliances or plumbing work of the same. Anything contained in the Lease to the contrary notwithstanding, Tenant shall look only to Landlord’s estate and interest in the Property (or the proceeds thereof) and in the proceeds from any insurance policies covering Landlord or Landlord’s managers for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord under this Lease, and no other property or assets of Landlord or its partners or principals, disclosed or undisclosed, shall be subject to levy, execution, or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Property, regardless of whether Landlord’s liability to Tenant is due to Landlord’s negligence or strict liability.

19.6     Waiver of Portions of Texas Deceptive Trade Practices Act.  TENANT HEREBY WAIVES ALL ITS RIGHTS TO RECEIVE TREBLE OR ENHANCED DAMAGES UNDER THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, Section 17.41 et. seq. of the Texas Business and Commerce Code (the “DTPA”), a law that gives consumers special rights and protections.  After consultation with an attorney of Tenant’s own selection, Tenant voluntarily consents to this waiver.

19.7     Governing Law; Venue; Severability. The laws of the State of Texas shall govern the interpretation, validity, performance, and enforcement of this Lease. Venue shall be proper only in courts of appropriate jurisdiction located in Williamson County, Texas. If any provision of this Lease should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Lease shall not be affected thereby.

19.8     Binding Effect. The terms, provisions, and covenants contained in this Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto and their respective successors and assigns, subject to Section 14.1 regarding assignment.

19.9     Time of the Essence. Time shall be of the essence with respect to the performance by the parties of their respective obligations hereunder; provided, however, that if the time for performance of any obligation under the Lease falls on a Saturday, Sunday, or holiday, such time shall be extended to the next succeeding business day.

19.10    Remedies Cumulative.  The various rights, powers, elections and remedies of the parties hereto shall be considered as cumulative, and no one of them is exclusive of the others, or exclusive of any right or priority allowed by law, and no right shall be exhausted by being exercised on one or more occasions.

19.11    Authority.  Each party represents, warrants, and covenants to the other that such party has full power and authority to execute and enter into this Lease and all requisite actions for the approval of such execution and the performance hereunder by such party have been duly taken.  Upon execution by both parties, this Lease and all of its terms, covenants, and conditions shall be fully binding on each party for all purposes.

19.12    Counterparts.  This Lease may be executed in any number of counterparts (including by facsimile or other electronic media) which, taken together, shall constitute one and the same instrument.

19.13    Exhibits. There are attached to this Lease the following Exhibits, which Exhibits shall be considered a part of this Lease for all material purposes:

Exhibit “A” – Letter of Credit

Exhibit “A-1” – Form of Letter of Credit

Exhibit “B” – Extension Option

Exhibit “C” – Tenant’s Work

Exhibit “D” – Rules and Regulations

19.14     Final Agreement. This Lease contains the entire agreement between the parties, and no agreement, representation, or inducement shall be effective to change, modify, or terminate this Lease in whole or in part unless such agreement, representation, or inducement is reduced to writing and signed by both parties hereto.

[Signature Page Follows]

EXECUTED on the dates set forth below TO BE EFFECTIVE on the date set forth on page 1 of this Lease.

LANDLORD:

FOG BREAK, LTD.,

a Texas limited partnership

By:     Hi Rise Holdings, LLC,

a Texas limited liability company,

its general partner

By:    /s/ James Windham

James Windham, Member

Date:       8/29/13

TENANT:

INSYS THERAPEUTICS, INC.,

a Delaware corporation

By:    /s/ Michael Babich

Name:     Michael Babich

Title:       President & CEO

Date:      August 28, 2013

EXHIBIT “A”

LETTER OF CREDIT

Within ten (10) days after the Effective Date of the Lease, Tenant shall deliver to Landlord for all damages of Landlord allowed under Section 15.2(c) of the Lease after any Event of Default by Tenant under the Lease, an irrevocable and unconditional negotiable clean standby letter of credit (the “Letter of Credit”), in the form attached hereto as Exhibit “A-1”, containing the terms required herein, payable within Williamson or Travis County, Texas, running in favor of Landlord and issued by Bank of America, JPMorgan Chase Bank, or Wells Fargo Bank (as applicable, the “Bank”). The Letter of Credit shall be in the amount of $400,000.00 from the Effective Date through month 36 of the Term; $267,000.00 from month 37 of the Term through month 72 of the Term; and $131,000.00 from month 72 of the Term through thirty (30) days after month 120 of the Term (each amount as adjusted, the “Letter of Credit Amount”). Tenant shall provide to Landlord the original Letter of Credit by the deadline set forth above. Landlord may not make a presentation or draw under the Letter of Credit unless an Event of Default has occurred. The Letter of Credit shall (i) be “callable” at sight, irrevocable and unconditional; (ii) be maintained in effect, whether through automatic renewal or extension, at all times through thirty (30) days after month 120 of the Term, and Tenant shall deliver an original new Letter of Credit or certificate of renewal or extension to Landlord at least ten (10) business days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord; (iii) be fully assignable by Landlord, its successors and assigns; (iv) permit partial draws and multiple presentations and drawings. Landlord shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable: (1) an Event of Default, or (2) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through thirty (30) days after month 120 of the Term. The Letter of Credit will be honored by the Bank regardless of whether Tenant disputes Landlord’s rights to draw upon the Letter of Credit (Tenant reserves all rights to pursue legal claims against Landlord if Landlord draws upon the Letter of Credit in violation of this Lease). Within thirty (30) days after the expiration or earlier termination of the Lease and provided Tenant has fully complied with all of its obligations under the Lease, Landlord shall promptly return the Letter of Credit to Tenant.

(a)     Transfer of Letter of Credit. The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and with notice to Tenant (no notice will be required if such notice would be prohibited by the automatic stay in bankruptcy) but without first obtaining Tenant’s consent thereto and at no cost to Tenant, transfer (one or more times) all of its interest in and to the Letter of Credit to another party, person, or entity in connection with a sale, foreclosure, transfer, or financing of Landlord’s interest in the Property; provided, however, if such transfer of Landlord’s interest in and to the Letter of Credit is made in connection with a financing, such transfer may be made separate from or as a part of the assignment by Landlord of its rights and interests in and to the Lease. In the event of a transfer of Landlord’s interest in the Property, Landlord shall transfer the Letter of Credit, in whole, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents, and instruments as may be necessary to effectuate such transfer, and Landlord shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

(b)     Deficiencies; Expiration. If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this section, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in the Lease to the contrary, the same shall constitute an incurable Event of Default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the expiration of the Term, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord not later than thirty (30) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through thirty (30) days after month 120 of the Term upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the Letter of Credit Amount and in accordance with the terms set forth in this section, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this section, and the proceeds of the Letter of Credit may be applied by Landlord against all damages of Landlord allowed under Section 15.2(c) after an Event of Default under the Lease. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant within thirty (30) days after the expiration of the Term the amount of any proceeds of the Letter of Credit received by Landlord and not applied against obligations of Tenant that were not paid when due; provided, however, that if prior to the expiration of the Term a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under the Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.

(c)     Draw Procedure. The draw procedure shall be a provided in Exhibit A-1.

(d)     Letter of Credit is Not a Security Deposit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit.” The Letter of Credit is not intended to serve as a security deposit and any and all laws, rules, and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and waive any and all rights, duties, and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Landlord and Tenant specifically intend for the Letter of Credit to be excluded from any bankruptcy estate of Tenant.

Exhibit “A-1”

Form of Letter of Credit

EXHIBIT “B”

EXTENSION OPTION

Note: Unless specified otherwise in this Exhibit, capitalized terms shall have the meanings ascribed to them in the Lease.

Provided that an Event of Default is not in effect at the time of election, or at the commencement of the Extension Term, then Tenant shall have the option (each, an “Extension Option”) to extend the Term of this Lease for two (2) additional successive periods of five (5) years each (each, an “Extension Term”) on the same terms and conditions provided in the Lease, except as follows:

1.     The Base Rent payable for each month during each such Extension Term shall be ninety-five percent (95%) of the then-prevailing Renewal Rental Rate (as defined herein); and

2.     The number of Tenant’s Extension Options shall be reduced by the Extension Option then being exercised and any Extension Options previously exercised.

Tenant shall exercise an Extension Option by delivering written notice to Landlord on or before the date which is at least two hundred seventy (270) days, but no more than three hundred sixty-five (365) days, prior to the then-current Term Expiration Date.

Tenant shall have no further Extension Options unless expressly granted by Landlord in writing.

For purposes hereof, the “Renewal Rental Rate” (herein so called) shall mean the amount equal to the then-prevailing rental rate payable by extension tenants having a credit standing substantially similar to that of Tenant, for premises of equivalent age, quality, accessibility, size, utility, and location as the Property, including any additions thereto, located within the immediate market area of the Property and leased for an extension term approximately equal to the subject Extension Term and taking into considerations finish-out allowances, abatements, incentives, and other concessions. If Tenant timely notifies Landlord of its election to exercise an Extension Option, Landlord shall, within the next thirty (30) days immediately following Landlord’s receipt of Tenant’s notification, notify Tenant in writing of Landlord’s determination of the Renewal Rental Rate for the Extension Term and Tenant shall, within the next fifteen (15) days immediately following Tenant’s receipt of Landlord’s determination of such Renewal Rental Rate, notify Landlord in writing of Tenant’s acceptance or rejection of Landlord’s determination of such Renewal Rental Rate. If Tenant timely notifies Landlord of Tenant’s acceptance of Landlord’s determination of such Renewal Rental Rate, the Lease shall be extended as provided herein and Landlord and Tenant shall enter into an amendment to the Lease to reflect the extension of the Term of the Lease and change in Base Rent in accordance with this Exhibit. If (i) Tenant timely notifies Landlord in writing of Tenant’s rejection of Landlord’s determination of such Renewal Rental Rate, or (ii) Tenant does not notify Landlord in writing of Tenant’s acceptance or rejection of Landlord’s determination of such Renewal Rental Rate within the aforesaid fifteen (15) day period, then, in either such event, the parties will then attempt, within the next fifteen (15) days following either (a) Landlord’s receipt of Tenant’s notice of rejection of Landlord’s determination or (b) expiration of the aforesaid fifteen (15) day period without notification from Tenant of acceptance or rejection of Landlord’s determination, as the case may be, to agree upon the Renewal Rental Rate. If Landlord and Tenant are able to agree upon the Renewal Rental Rate during such fifteen (15) day period, then the Lease shall be extended as provided herein and Landlord and Tenant shall enter into an amendment to the Lease to reflect the extension of the Term of the Lease and change in Base Rent in accordance with this Exhibit; but if Landlord and Tenant are unable to so agree upon the Renewal Rental Rate within such fifteen (15) day period, then Landlord and Tenant shall each appoint an independent real estate appraiser who has been a member of the Appraisal Institute of America (MAI) for at least five (5) years prior to such date and each of which shall then have at least ten (10) years’ commercial real estate appraisal experience in Travis or Williamson County, Texas (together with the third Appraiser described below, each individually being herein called an “Appraiser” and all being herein collectively called the “Appraisers”), and such two (2) Appraisers appointed by Landlord and Tenant shall then, within ten (10) days after their designation, select an independent third Appraiser with like qualifications (the date that such third Appraiser is selected being herein called the “Designation Date”); provided, that Landlord and Tenant shall then each promptly (but in any event within five (5) business days after the selection of the third Appraiser) provide all three (3) such Appraisers with written notice of the Renewal Rental Rate determined and proposed by each such party, accompanied by any backup information, calculations, and analysis that each such party may elect to submit in support of its proposed Renewal Rental Rate. The aforesaid three (3) Appraisers shall then determine, by a majority decision made within fifteen (15) business days after the Designation Date, the Renewal Rental Rate for the applicable Extension Term, which shall be either the Renewal Rental Rate proposed by Landlord or the Renewal Rental Rate proposed by Tenant, and such determination shall be binding upon Landlord and Tenant. Landlord and Tenant shall then enter into an amendment to the Lease to reflect the extension of the Term of the Lease and change in Base Rent in accordance with this Exhibit. In the event that Appraisers are required pursuant to this paragraph, each of Landlord and Tenant shall bear and pay the fees of the Appraiser that such party has appointed, and Landlord and Tenant shall equally share and pay (in such equal shares) the fees of the third Appraiser. It is agreed that no such Appraiser shall be a person or party that is then representing or adverse to either Landlord or Tenant in any transaction or proposed transaction at such time of appointment pursuant hereto, nor shall any such Appraiser have any other relationship to either Landlord or Tenant at such time that would reasonably be considered to be a conflict of interest or to cause such Appraiser to not be impartial. If the two (2) Appraisers appointed by Landlord and Tenant cannot agree on a third Appraiser as provided above, then the third Appraiser may be appointed, upon application thereto submitted by either Landlord or Tenant, by the American Arbitration Association.

So long as the Renewal Rental Rate is determined taking this into consideration, Landlord shall not be required to undertake any work or improvements or to provide to Tenant any allowances or other tenant inducements in connection with the Extension Term. Tenant’s rights under this Exhibit shall terminate if (i) the Lease or Tenant’s right to possession of the Property is terminated; (ii) except for Permitted Transfers, Tenant assigns any of its interest in the Lease or sublets more than twenty percent (20%) of the Building; or (iii) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof. Notwithstanding anything to the contrary set forth in this Exhibit, except for assignees or transferees of Permitted Transfers, it is hereby agreed that no assignee or other transferee of any of Tenant’s interests in the Lease, nor any sublessee or other transferee of any of the Property, may exercise any of Tenant’s Extension Options granted pursuant to this Exhibit.

EXHIBIT “C”

TENANT’S WORK

This Exhibit sets forth the rights and obligations of Landlord and Tenant with respect to construction of the Work (defined below). Capitalized terms used herein, unless otherwise defined in this Exhibit, shall have the meanings ascribed to such terms in the Lease.

1.     Work. Tenant’s improvement work to be constructed on the Property as shown in the Final Plans shall be hereinafter referred to as the “Work”. Tenant intends to perform both “internal Work” (finish out improvements inside the Building) and “external Work” (finish out improvements to the outside of the Building or outside of the Building). In the event that Tenant hires different contractors to perform the internal Work and external Work, Tenant shall obtain Landlord’s approval of the Final Plans, Contractor, and Contract for each of the internal Work and external Work, pursuant to the procedures below, and the “Work” shall refer to both the internal Work and external Work. Notwithstanding the foregoing to the contrary, Landlord hereby approves DPR, Flynn Construction, Inc., Austin Commercial and Rogers-O’Brien as Contractors for the Work.

2.     Initial Plans and Final Plans; Working Drawings; Supplemental Materials.

(a)     Initial Plans and Final Plans. Landlord has received Tenant’s test-fit plans and has approved Page Southerland Page as Tenant’s architect. Tenant shall cause initial plans for the Work (the “Initial Plans”) to be prepared and shall submit the Initial Plans to Landlord within 90 days following the Effective Date of the Lease. Landlord shall have 10 days following receipt of the Initial Plans to review and provide any reasonable comments Landlord may have to Tenant in connection therewith and failure to timely do so, shall be deemed an approval by Landlord so long as Tenant’s submission of Initial Plans to Landlord prominently includes, in all capitalized bolded letters, the words “FAILURE TO TIMELY RESPOND SHALL RESULT IN DEEMED APPROVAL”. In the event Landlord requires any reasonable changes or modifications to the Initial Plans, Tenant shall cause the Initial Plans to be revised and shall resubmit the revised Initial Plans to Landlord for approval, which approval shall not be unreasonably withheld or delayed. Failure by Landlord to approve or reject revised Initial Plans within five (5) business days, shall be deemed an approval by Landlord so long as Tenant’s submission of the revised Initial Plans to Landlord prominently includes, in all capitalized bolded letters, the words “FAILURE TO TIMELY RESPOND SHALL RESULT IN DEEMED APPROVAL”. The same time five (5) business day period and notice clause set forth in the preceding sentence shall apply to Landlord’s review of and comment in connection with the subsequent revised Initial Plans. The foregoing procedure shall be repeated until the Initial Plans have been mutually approved by Landlord and Tenant. No Work shall commence on the Property until Landlord gives its final written approval of the revised Initial Plans (the “Final Plans”), which approval shall not be unreasonably withheld, conditioned or delayed.

(b)     Landlord’s Approval.

i.     Landlord will not be deemed to have acted unreasonably under the terms of this Exhibit if it withholds its approval of the Initial Plans or the Final Plans, because, in Landlord’s reasonable opinion, the Work, as described in any such item: (A) would materially and adversely affect any or all of the Building systems, the structure of the Building, and either or both of the safety of the Building and its occupants; (B) would materially increase the cost of operating the Building; (C) would violate any laws; (D) contains or uses Hazardous Materials; (E) would materially and adversely affect the appearance of the Building; or (F) is prohibited by any deed of trust or other instrument encumbering the Property. The foregoing reasons, however, shall not be the only reasons for which Landlord may withhold its approval, whether or not such other reasons are similar or dissimilar to the foregoing.

ii.     Except for those approved herein, Landlord shall have the right to review and approve Tenant’s proposed contractor for the Work, and the approved contractor may be referred to herein as the “Contractor”. Landlord shall also have the right to review and approve the Contractor’s proposed contract for performance of the Work, and the approved Contract may be referred to herein as the “Contract”. Landlord’s approval of the Contractor or Contract shall not be unreasonably withheld, conditioned or delayed and failure to respond within 10 days of delivery thereof to Landlord shall be deemed an approval by Landlord so long as Tenant’s submission of the proposed Contract to Landlord prominently includes, in all capitalized bolded letters, the words “FAILURE TO TIMELY RESPOND SHALL RESULT IN DEEMED APPROVAL”.

iii.     Neither the approval by Landlord of the Work or the Final Plans, nor Landlord’s approval of the Contractor or Contract, nor any supervision or monitoring by Landlord of the Work shall constitute a warranty by Landlord to Tenant of the adequacy of the Work for Tenant’s intended use of the Property or compliance with applicable laws. Tenant shall be solely responsible for ensuring that the Work is performed in accordance with the Final Plans and all applicable laws, and Landlord shall have no responsibility or liability therefor.

3.     Commencement of Tenant’s Work. Tenant shall only permit Work to be performed for which Tenant, Contractor, and/or Tenant’s architect have obtained all appropriate and necessary permits and shall not permit any Work to commence for which a permit is required without first obtaining any and all necessary permits. Tenant shall give to Landlord not less than three (3) days prior to the date on which the Work will commence the following items, all in form and substance reasonably acceptable to Landlord:

(a)     a detailed description of and schedule for the Work;

(b)     the names and addresses of all contractors, and subcontractors, and material suppliers if known at such time and all other representatives of Tenant who or which will be entering the Property on behalf of Tenant to perform the Work or will be supplying materials for such Work;

(c)     copies of the executed Contract;

(d)     copies of plans and specifications pertaining to the Work;

(e)     copies of all licenses and permits required in connection with the performance of the Work; and

(f)     certificates of insurance (in amounts satisfactory to Landlord and with the parties identified in, or required by, the Lease named as additional insureds) and instruments of indemnification against all losses, which may arise in connection with the Work.

Any entry into and occupancy of the Property by Tenant, Contractor, or Tenant’s architect shall be deemed to be subject to all of the terms, covenants, conditions, and provisions of the Lease, excluding only the covenant to pay Rent. Except as a result of Landlord’s negligence or willful misconduct, Landlord shall not be liable for any injury or death to any person or persons, loss or damage which may occur to any of the Work made in or about the Property or to property placed therein during the period the Work is being performed, the same being at Tenant’s sole risk and liability. Except in connection with Landlord’s negligence or willful misconduct, Tenant agrees to indemnify, defend, and hold harmless Landlord from and against all losses, which may be brought or made against Landlord, or which Landlord may pay or incur due to or in connection with the Work.

In no event shall Landlord pay for, or be responsible for in any other way, any amount in excess of the Allowances or any Allowance work performed that is not first approved in writing by Landlord.

4.     TENANT HEREBY AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS LANDLORD FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) INCURRED BY OR ASSERTED AGAINST LANDLORD BY REASON OF OR IN CONNECTION WITH ANY VIOLATION OF LAWS ARISING FROM OR OUT OF ANY PLANS, INFORMATION, OR DESIGN FURNISHED BY OR FOR TENANT (OR THE LACK OF COMPLETE AND ACCURATE INFORMATION SO FURNISHED) WITH RESPECT TO THE WORK, ANY TENANT IMPROVEMENTS, OR OTHER ALTERATIONS OR ADDITIONS MADE BY OR AT THE REQUEST OF TENANT TO THE PROPERTY, AND TENANT SHALL BE SOLELY LIABLE TO CORRECT ANY SUCH VIOLATIONS AS PROMPTLY AS IS PRACTICABLE. THE INDEMNIFICATION OBLIGATIONS OF TENANT AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THE LEASE.

5.     Substantial Completion. Tenant shall cause the Work to be completed in a good and workmanlike manner using new materials. Tenant is solely responsible for causing the Work to be Substantially Complete, and Landlord has no responsibility therefor. The Work shall be deemed to be “Substantially Complete” for all purposes under this Exhibit and the Lease as of the date Contractor issues a written certificate to Landlord and Tenant, certifying that the Work has been substantially completed (i.e., completed except for “punch-list” items) in compliance with the Final Plans, and when the City of Round Rock has issued a certificate of occupancy for the Building (to the extent required by law). Tenant agrees to use reasonable diligence to complete all “punch-list items” listed in the aforesaid contractor certificate promptly after Substantial Completion.

6.     Cost of the Work. For purposes of this Exhibit, the term “Cost of the Work” shall mean and include any and all costs and expenses of the Work, including, without limitation, the cost to prepare and revise the Initial Plans, the Final Plans, the fees and expenses of a space planner, Contractor and architect, all permit and inspection fees, construction management and supervision fees, taxes on materials and labor, amounts paid to contractors, subcontractors, and suppliers, architects’ fees, engineering costs, premiums for insurance, utilities, equipment rental, demolition, labor, materials, and any other development costs related to the Work. The Cost of the Work does not include, and Landlord may not charge Tenant for any review, management, supervision, or similar fee in connection with Tenant’s Work. Nothing in the definition of the Cost of Work shall be construed as modifying Landlord and Tenant’s respective (a) indemnity obligations under Article XI of this Lease; (b) environmental obligations under Sections 5.9 or 5.10; or (c) maintenance and repair obligations under Sections 6.1 and 6.2.

7.     Allowances. Provided that Tenant spends at least the amount of the Allowances on Costs of Work (excluding costs of equipment specific to Tenant’s business), Landlord shall reimburse Tenant for the actual Cost of the Work in an amount not to exceed the following (collectively, the “Allowances”):

(a)     $1,917,144.00 for internal Work (the “Internal Improvement Allowance”), such amount being $36.00 per square foot of Building Space;

(b)     $275,000.00 for external Work (the “External Improvement Allowance”); and

(c)     $2,662.70 for a preliminary test-fit of a floor plan for the Building (the “Test-Fit Allowance”), such amount being $0.05 per square foot of Building Space.

Tenant shall pay for the entire Cost of the Work in excess of the respective Allowances. Tenant shall not be entitled to any credit, abatement, or payment from Landlord in the event that the amount of the Cost of the Work exceeds any Allowance. Tenant may not use surplus funds in one Allowance to be credited to another Allowance (e.g., savings in the Internal Improvement Allowance may not be applied to the External Improvement Allowance). The Allowances shall in no event be utilized toward payment of Rent, and any unused portions of the Allowances shall represent a savings to Landlord.

8.     Payment. Landlord shall pay the Allowances as set forth below; provided, however, that Landlord has no obligation to pay any Allowance when an Event of Default exists.

(a)     Internal Improvement Allowance. Provided that Landlord has received no notice of lien that remains unresolved, Landlord shall disburse the Internal Improvement Allowance to Tenant within thirty-three (33) days after Tenant certifies in writing to Landlord that all Work is Substantially Complete in accordance with the Final Plans, accompanied by (i) Contractor’s written certificate to Landlord that the Work is Substantially Completed; (ii) reasonable proof that Tenant has paid for all Costs of the Work; (iii) a copy of all certificates of occupancy from the City of Round Rock; and (iv) lien waivers and releases from all of the contractors, subcontractors, and suppliers for all Work (not just the internal Work).

(b)     External Improvement Allowance. Provided that Landlord has received no notice of lien that remains unresolved, Landlord shall disburse the External Improvement Allowance to Tenant within thirty-three (33) days after Tenant certifies in writing to Landlord that all Work is Substantially Complete, accompanied by (i) Contractor’s written certificate to Landlord that the Work is Substantially Completed; (ii) reasonable proof that Tenant has paid for all Costs of the Work; and (iii) lien waivers and releases from all of the contractors, subcontractors, and suppliers for all Work (not just the external Work).

(c)     Test-Fit Allowance. Landlord shall disburse the Test-Fit Allowance to Tenant on the Effective Date.

All of the Allowances must be drawn on or utilized in connection with the Work within two (2) years following the Site Delivery Date – any portion of the Allowances not used on or before two (2) years following the Site Delivery Date shall be forfeited and Tenant shall not be entitled to any payment therefor.

EXHIBIT “D”

Rules and Regulations for the Property

Tenant agrees to comply with, abide, and be bound by the following Rules and Regulations for the use of the Property:

(a)     Tenant and its employees shall not do the following without Landlord’s prior written consent:

i.      Except as allowed under the Permitted Use, vend, peddle, or solicit orders for the sale or distribution of any merchandise, device, service, periodical, book, pamphlet, or other matter whatsoever.

ii.     Exhibit any sign, placard, banner, notice, or other written material, except as specifically approved in writing by Landlord.

iii.    Solicit signatures on any petition or for any other purpose, disseminate any information in connection therewith, or distribute any circular, booklet, handbill, placard, or any other material that has no relationship to any purpose for which the Property was built or is being used.

iv.    Solicit membership in any organization, group, or association, or solicit contributions for any purpose which has no relationship to the Property.

v.     Parade, rally, picket, demonstrate, or engage in any conduct that might tend to create a disturbance on the Property, attract attention to the Property, or harass or annoy neighbors so as to be detrimental to the interest of Landlord.

vi.    Throw, discard, or deposit any paper, glass, or extraneous matter of any kind, except in designated receptacles, or create litter hazards of any kind.

vii.   Use any sound-making device of any kind or create and produce in any manner noise or sound that is annoying, unpleasant, or distasteful to any business, property owner, or neighbor in the vicinity of the Property.

viii.  Make or emit any odor that is annoying, unpleasant, or distasteful to any business, property owner, or neighbor in the vicinity of the Property.

ix.     Deface, damage, or demolish any sign, light standard or fixture, landscaping material, or other improvement within the Property, except as expressly approved in writing by Landlord.

(b)     Tenant shall not bring any animals (except seeing-eye and other service provider dogs) onto the Property.

(c)     Tenant shall not make any use of the Property which involves unreasonable danger of injury to any person.

(d)     Tenant shall provide Landlord with the name of a designated employee to represent Tenant in all matters pertaining to fire or security regulations.

(e)     The Property shall not be used or permitted to be used for residential, lodging, or sleeping purposes or for the storage of personal effects or property not required for business purposes.

(f)     No person shall use any roadway, sidewalk, or walkway, except as a means of egress or ingress to any floor area and automobile parking areas within the Property, or adjacent public streets. Such use shall be in an orderly manner, and in accordance with the directional and other signs and guides. No sidewalks or walkways shall be used for any other use than pedestrian travel.

(g)     All motor vehicles shall be parked in an orderly manner within the painted lines defining the individual parking space.

(h)     Landlord shall have the right to remove or exclude from or to restrain (or take legal action to do so) any unauthorized person from, or from coming upon, the Property, or any portion thereof, and to prohibit, abate, and recover damages arising from any unauthorized act, whether or not such act is in express violation of the Rules and Regulations set forth herein.